EXHIBIT 2.1
TABLE OF CONTENTS

EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER
Exhibits:
Exhibit A             Voting and Standstill Agreement
Schedules:
Company Disclosure Schedules:
Schedule 2.3(b)        Directors and Officers of the Survivor
Schedules 3.4(a) and (b)    Non-Contravention
Schedules 3.5 (c)        Financial Statements
Schedule 3.6(a)        Real Property
Schedules 3.7(a, b, d, e, j)     Intellectual Property
Schedule 3.8(a)        Title to Assets; Sufficiency and Condition of Assets
Schedule 3.9(c)        Licenses and Permits; Compliance with Laws
Schedule 3.10            Litigation
Schedules 3.11(a, c, d, and e)    Employees
Schedule 3.12            Employee Benefits
Schedule 3.13            Insurance
Schedule 3.14(g)        Taxes
Schedules 3.15(a) and (b)    Material Contracts
Schedules 3.16(e) and (f)    Environmental and Healthcare Law Compliance
Schedule 3.17            Brokers
Schedule 3.18            Operations since Balance Sheet Date; Absence of Changes
Schedules 3.19(a) and (b)    Customers and Suppliers
Schedule 3.20            Accounts Receivable
Schedule 3.21            Affiliate Transactions
Schedule 5.1            Conduct of the Company’s Business
Schedule 5.16(a)        Contracts Indemnifying Officers and Directors of Company
Schedule 5.16(c)        D&O Tail Premium
Schedule 8.3(a)        Advisors

Parent Disclosure Schedules:

Schedule 4.3(b)        Parent Equity Awards under Parent Stock Plans
Schedule 4.3(c)        Other Equity Rights
Schedule 4.4(a)        Non-Contravention
Schedule 4.4(b)        Required Third-Party Approvals
Schedule 4.5            Brokers
Schedule 4.8(a)        Parent Leases
Schedule 4.8(b)        Lease Disputes, Assignments, Encumbrances
Schedule 4.9(a)        Parent’s Intellectual Property

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TABLE OF CONTENTS
(continued)
Page

Schedule 4.9(b)        Infringement
Schedule 4.9(d)        Parent IP Licenses
Schedule 4.9(e)        Parent’s Software
Schedule 4.9(j)        Open Source Software License Agreements
Schedule 4.10(a)        Liens
Schedule 4.11(a)        Operational Compliance
Schedule 4.11(c)        Permits
Schedule 4.12            Litigation
Schedule 4.13(a)        Employment Agreements; Collective Bargaining; Etc.
Schedule 4.13(b)        Actions Related to Employment Laws
Schedule 4.13(c)        Employees
Schedule 4.13(d)        Independent Contractors and Consultants
Schedule 4.13(e)        Bonuses
Schedule 4.14(a)        Parent Benefit Plans
Schedule 4.14(f)        Insurance for Retired Employees or Beneficiaries
Schedule 4.15            Parent Policies
Schedule 4.16(e)        Tax Deficiencies or Adjustments
Schedule 4.16(g)        Tax Audits
Schedule 4.16(m)        Subsidiaries; Equity Ownership
Schedule 4.17(a)        Parent Material Contracts
Schedule 4.17(b)        Parent Material Contract Defaults or Modifications
Schedule 4.18(e)        Environmental and Healthcare Law Compliance
Schedule 4.18(f)        Privacy or Security Breaches
Schedule 4.19            Operations since Balance Sheet Date
Schedule 4.20(a)        Top Customers and Suppliers
Schedule 4.20(b)        Customer and Supplier Relationships and Claims
Schedule 4.21            Aged Accounts Receivable
Schedule 4.22            Affiliate Transactions
Schedule 5.2            Conduct of Parent’s and Consolidated Subsidiaries’ Business
Schedule 5.9            Directors of Parent upon Closing

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___________________________________________________________________________
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
HOOPER HOLMES, INC., AS THE PARENT,
PIPER MERGER CORP., AS THE MERGER SUB,
PROVANT HEALTH SOLUTIONS, LLC, AS THE COMPANY, AND
WELLNESS HOLDINGS, LLC, AS THE SELLER

DATED AS OF MARCH 7, 2017
___________________________________________________________________________

WA 8922868.12
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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 7, 2017 (the “Effective Date”), is made and entered into by and among Hooper Holmes, Inc., a New York corporation (the “Parent”), Piper Merger Corp., a New York corporation (the “Merger Sub”), Provant Health Solutions, LLC, a Rhode Island limited liability company (the “Company”), and Wellness Holdings, LLC, a Delaware limited liability company and the sole member of the Company (the “Seller”).
RECITALS
WHEREAS, the Company is engaged in the business of developing and administering health and wellness programs, solutions and related services for employers, employees, and wellness partners including biometric screenings, coaching and year-round portal based support programs (the “Business”);
WHEREAS, the Seller is the sole member of the Company;
WHEREAS, the Merger Sub is a wholly owned subsidiary of the Parent;
WHEREAS, subject to the terms and conditions set forth herein, the Merger Sub will be merged with and into the Company in a reverse triangular merger, with the Company surviving such merger (the “Merger”) as a result of which the Parent will become the sole member of the Company and in exchange for which the Parent will issue to the Seller (or the Seller Members, following the Liquidation), the Parent Shares; and
WHEREAS, the Parties intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code, and to cause the Merger to qualify as reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
1.1    Definitions. As used herein, the terms below shall have the following meanings:
(a)    "Acceptable Confidentiality Agreement" has the meaning set forth in Section 5.3(b).
(b)    "Acquisition Agreement" has the meaning assigned to such term in Section 5.3(a).
(c)     “Acquisition Proposal” means any inquiry, proposal, or offer from any Person relating to any direct or indirect acquisition, in one transaction or a series of

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transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, sale of substantially all assets, recapitalization, restructuring, investment, liquidation, dissolution, or similar transaction, of (i) assets that constitute or represent 20% or more of the total assets or total revenues of the Company or Parent, as applicable, or (ii) 20% or more of Company’s outstanding membership interests or shares of Parent Common Stock, as applicable.
(d)    “Action” means any action, administrative enforcement, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, investigation, review or other proceeding commenced, brought or heard by or before any Governmental Authority.
(e)    “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified; it being understood that, for purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
(f)    “Agreement” has the meaning set forth in the preamble.
(g)    “Ancillary Agreements” has the meaning set forth in Section 3.2.
(h)    “Applicable Price” has the meaning set forth in Section 5.24.
(i)    “Balance Sheet” has the meaning set forth in Section 3.4(a).
(j)    “Balance Sheet Date” has the meaning set forth in Section 3.4(a).
(k)    “BCL” shall mean the New York Business Corporation Law, as amended.
(l)    “Benefit Plan” means a compensation or benefits plan, program or arrangement including, without limitation, plans within the meaning of Section 3.3 of ERISA, employment agreement, profit-sharing, defined contribution, deferred compensation, insurance, pension, retirement, medical, hospital, disability, change of control, termination, welfare or fringe benefit plan, program, agreement or arrangement, cash or equity-based bonus or incentive arrangement, severance arrangement or vacation policy.
(m)    “Board of Directors” means the Company Board or Parent Board, as applicable.
(n)    “Business” has the meaning set forth in the Recitals.
(o)    “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close.
(p)    “Century” has the meaning set forth in Section 5.23.

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(q)    “Century Guaranty Warrants” has the meaning set forth in Section 5.24.
(r)    “Century Subordinated Debt” has the meaning set forth in Section 5.11.
(s)    “Certificate of Merger” has the meaning set forth in Section 2.1.
(t)    “Closing” has the meaning set forth in Section 7.1.
(u)    “Closing Date” has the meaning set forth in Section 7.1.
(v)    “CNH” means SCM Specialty Finance Opportunities Fund, L.P. or its successors or assigns and any affiliated lender.
(w)    “Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.
(x)    “Company” has the meaning set forth in the Recitals.
(y)    “Company Adverse Recommendation Change” shall mean the Company Board: (a) failing to make, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) recommending an Acquisition Proposal with respect to the Company; (c) failing to recommend against acceptance of any tender offer or exchange offer for Company Interests within five (5) Business Days after the commencement of such offer; (d) failing to reaffirm (publicly, if so requested by Parent), the Company Board Recommendation within two (2) Business Days after the date of any Acquisition Proposal (or material modification thereto) with respect to the Company is first publicly disclosed by the Company or the Person making such Acquisition Proposal; (e) making any public statement inconsistent with the Company Board Recommendation; or (f) resolving to take any of the foregoing actions.
(z)    “Company Assets” means any asset or property, real, personal, or mixed, tangible or intangible, that is owned, leased, or licensed by the Company or any of the Company’s Affiliates.
(aa)    “Company Benefit Plan” has the meaning set forth in Section 3.12(a).
(bb)    “Company Board” means the Seller and/or the board of managers of the Seller, as applicable.
(cc)    “Company Board Recommendation” means the recommendation of the Company Board in favor of the Merger and that the holders of Company Interest vote in favor of the Merger.
(dd)    “Company Continuing Employee” has the meaning set forth in Section 5.15.

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(ee)    “Company Disclosure Schedules” means the disclosure schedules delivered by the Company to the Parent simultaneously with the execution and delivery of this Agreement.
(ff)    “Company Interest” means the outstanding membership interests of the Company.
(gg)    “Company’s Intellectual Property” has the meaning set forth in Section 3.7(a).
(hh)    “Company’s Software” has the meaning set forth in Section 3.7(e).
(ii)    “Confidentiality Agreement” means the Confidentiality Agreement dated November 13, 2016 between the Parent and the Company.
(jj)    “Consolidated Subsidiaries” means, collectively, the corporations, limited liability companies, and other entities of which the Parent owns at least 50% of the voting securities and the financial results of which are reported with the Parent on a consolidated basis in the Parent Reports. The Consolidated Subsidiaries specifically include the Merger Sub even though the Merger Sub’s financial results have not yet been reported on a consolidated basis with the Parent in any of the Parent Reports.
(kk)    “Continuing Directors” has the meaning set forth in Section 5.10.
(ll)    “Contract” means any contract, agreement, lease, sublease, mortgage, obligation, understanding, promise, arrangement, undertaking, restriction, license, sublicense or other instrument, in each case, whether written or oral.
(mm)    “Debt Amounts” has the meaning set forth in Section 5.11.
(nn)    “Disclosure Schedules” means the Company Disclosure Schedules and the Parent Disclosure Schedules.
(oo)    “EDGAR” has the meaning set forth in Section 4.7(a).
(pp)    “Effective Date” has the meaning set forth in the preamble.
(qq)    “End Date” has the meaning set forth in Section 8.1(b).
(rr)    “Enforceability Exceptions” has the meaning set forth in Section 3.2.
(ss)    “Environmental Laws” means any Law in effect as of the Closing Date relating to the generation, production, use, treatment, storage, transportation or disposal of Hazardous Substances or the protection of the environment.
(tt)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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(uu)    “ERISA Affiliate” means each trade or business (whether or not incorporated) that together with a Person is treated as a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code.
(vv)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(ww)    “Facilities” has the meaning set forth in Section 3.6(b).
(xx)    “Financial Statements” has the meaning set forth in Section 3.5(a).
(yy)    “Form S-4 Registration Statement” means the registration statement of Parent on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable pursuant to this Agreement will be registered with the SEC.
(zz)     “GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
(aaa)    “Governmental Authority” means any legislature, agency (including the IRS), bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body or other similarly recognized organization (including the Centers for Medicare and Medicaid Services) or body of any federal, state, county, municipal, local or foreign government or other similarly recognized organization or body exercising similar powers or authority.
(bbb)    “Guaranteed Debt” has the meaning set forth in Section 5.24.
(ccc)    “Hazardous Substances” means (a) any and all substances, wastes, pollutants, contaminants and materials regulated, defined or designated as hazardous, dangerous or toxic under any Environmental or Healthcare Law, (b) gasoline, diesel fuel or other petroleum hydrocarbons, (c) PCBs, asbestos, mold or urea formaldehyde foam insulation and (d) natural gas, synthetic gas and any mixtures thereof.
(ddd)    “Healthcare Laws” means all applicable Laws of any Governmental Authority regulating health services or payment, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1320d-8), the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Food, Drug and Cosmetic Act (21 C.F.R. §§ 301 et seq.), the Prescription Drug Marketing Act of 1987, the Deficit Reduction Act of 2005, the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-191), HITECH, the Patient Protection and Affordable Care Act of 2010,

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any amendments thereto, the regulations promulgated pursuant to such Laws, any state analogs to any of the foregoing Laws, and any other federal, state, or local Law, regulation, guidance document (including, but not limited to, OIG advisory opinions), manual provision, program memorandum, or other issuance of any Governmental Authority which regulates kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, privacy, security, licensure, accreditation, or billing/coding.
(eee)    “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
(fff)    “HITECH” means the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 (Public Law 111-005), as amended.
(ggg)    “Improvements” has the meaning set forth in Section 3.6(b).
(hhh)    “Indebtedness” means, as of a particular date and without duplication with respect to a Person, (a) all indebtedness (including the principal amount thereof, the amount of accrued and unpaid interest thereon, and all applicable prepayment penalties) of such Person, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all obligations of such Person to pay rent or other payments under a lease of real property, Personal Property, or Parent Personal Property, as applicable, that is required to be classified as a capital lease in accordance with GAAP, (c) any Liability for the deferred purchase price of any property or services (but expressly excluding trade payables), (d) all obligations under any interest rate, currency or other hedging agreement, (e) prepayment premiums or any change of control premiums, if any, “breakage” costs or similar payments associated with the repayments of such Indebtedness and accrued interest, if any, and fees and expenses and all other amounts owed in respect of the foregoing, (f) any reimbursement obligation of such Person that is then due and payable with respect to direct-pay letters of credit, surety bonds, bankers’ acceptances or similar facilities issued for the account of such Person, (g) any transaction bonuses, change in control payments, success fees or similar payments payable by the Person in connection with and solely as a result of the transactions contemplated by this Agreement (but excluding any post-Closing liabilities or obligations arising as a result of the occurrence of one or more additional post-Closing events under so-called “double-trigger” severance provisions contained in any Benefit Plan or employment-related contracts), (h) any obligation of another Person in respect of any of the foregoing that is unconditionally guaranteed by such Person and (i) any obligation of another Person in respect of any of the foregoing that is secured by a Lien on any asset of such Person.
(iii)    “Indemnified Party” has the meaning set forth in Section 5.16(a).
(jjj)    “Intellectual Property” means, collectively, all United States, foreign and international industrial and intellectual property and other proprietary rights, including

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patents, patent applications, rights to file for patent applications (including continuations, continuations-in-part, divisionals, reissues and reexaminations), trademarks, logos, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, Internet domain names or applications for Internet domain names, Internet and World Wide Web URLs or addresses and web site content, copyrights (whether or not registered), applications for and the right to file applications for registration thereof, works of authorship, moral rights, mask work rights, mask work registrations, applications and rights to file applications therefor, franchises, licenses, inventions, trade secrets, trade dress, know-how, confidential information, customer lists, supplier lists, proprietary processes and formulae, software, source code and object code, database, algorithms, net lists, architectures, structures, screen displays, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), publicity and privacy rights and any other intellectual property rights arising under the laws of the United States of America, any state thereof, or any country or province, and all documentation and media (in whatever form) constituting, describing or relating to the foregoing, including programmers’ notes, memoranda and records.
(kkk)     “Inventory” means any inventory, including finished goods, supplies, raw materials, work in progress, spare, replacement and components, or goods or products used, held for use or related to the conduct of the Business, whether located on the Company’s owned or leased property or located at any third-party locations.
(lll)    “IP Licenses” has the meaning set forth in Section 3.7(d).
(mmm)    “IRS” means the United States Internal Revenue Service or any successor organization thereto.
(nnn)    “Knowledge,” means, (i) when applied to the Company or Seller, the actual knowledge of Heather Scanlon or Mark Claremont, or the knowledge that any such individual should have possessed after a reasonable investigation of the subject matter in question with the direct reports of such person, and (ii) when applied to the Parent or the Merger Sub, the actual knowledge of the Chief Executive Officer or Chief Financial Officer of the Parent, or the knowledge that any such individual should have possessed after a reasonable investigation of the subject matter in question with the direct reports of such person.
(ooo)    “Law” means any law, statute, rule, regulation or ordinance enacted or promulgated by any Governmental Authority, including any Environmental or Healthcare Laws.
(ppp)    “Leased Real Property” has the meaning set forth in Section 3.6(a).
(qqq)    “Leases” has the meaning set forth in Section 3.6(a).
(rrr)    “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, whether known or unknown, absolute or contingent, matured or

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unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, or due or to become due.
(sss)    “Lien” means, with respect to any assets, any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement or other restriction of a similar kind, other than Permitted Liens.
(ttt)    “Liquidation” means, prior to Closing, the distribution of the assets of the Seller to its members, in each case in accordance with the provisions of the limited liability company agreement of the Seller and the Delaware Limited Liability Company Act, as amended.
(uuu)    “LLC Act” shall mean the Rhode Island Limited Liability Company Act, as amended.
(vvv)    “Loss” means any Action, investigation, Order, ruling, damage, penalty, fine, cost, reasonable amount paid in settlement, Liability, Tax, Lien, loss, injury, decline in value, lost opportunity, expense or fee, including court costs and reasonable attorneys’ and accountants’ fees, expenses and disbursements.
(www)    “Material Adverse Effect” means any circumstance, change, or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (i) the business or operations of the Company, or (ii) the condition (financial or otherwise) of the business of the Company; provided, however, that any effect arising from or relating to any action taken by any of the following will be excluded from the definition of “Material Adverse Effect” and from the determination of whether such a Material Adverse Effect has occurred: (a) any action taken by the Company at Parent’s request; (b) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (c) changes in Law or interpretations thereof; (d) changes in accounting requirements or principles (including GAAP); (e) changes affecting industries, markets or geographical areas in which the Company conducts its business; (f) the announcement or pendency of the transactions contemplated by this Agreement or other communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Company’s business, including, without limitation, losses or threatened losses of employees, patients, suppliers, distributors or others having relationships with the Company; (g) the consummation of the transactions contemplated by this Agreement or any actions by Parent or the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (h) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; or (i) any failure by the Company to meet any internal projections or forecasts and seasonal changes in the results of operations of the Company (but not, in each case, the underlying cause of such failure, unless such failure would otherwise be excepted from this definition); except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (b) through (e) and (h) disproportionately adversely affect in a material respect the Company, taken as a

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whole, as compared to other companies that conduct business in the states and in the industries in which the Company conducts business (in which case, such adverse effects (if any) shall be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect).
(xxx)    “Material Contract” has the meaning set forth in Section 3.15(a).
(yyy)    “Maximum Premium” has the meaning set forth in Section 5.16(c).
(zzz)    “Merger” has the meaning set forth in the Recitals.
(aaaa)    “Merger Sub” has the meaning set forth in the preamble.
(bbbb)    “Minimum Amount” has the meaning set forth in Section 5.11.
(cccc)    “Net Cash Amount” has the meaning set forth in Section 5.11.
(dddd)    “Net Debt” has the meaning set forth in Section 5.11.
(eeee)    “Net Debt Target” has the meaning set forth in Section 5.11.
(ffff)    “Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company, dated July 2, 2012.
(gggg)     “Order” means any binding and enforceable judgment, order, writ, decision, injunction, verdict, ruling, award (including arbitration awards), decree or other similar determination or finding by, before or under the supervision of any Governmental Authority, arbitrator or mediator of competent jurisdiction.
(hhhh)    “Ordinary Course of Business” means (i) when applied to the Company or Seller, the ordinary course of business consistent with the past custom and practice (including with respect to quantity and frequency to the extent applicable under the circumstances) of the Company in the operation of the Business; and (ii) when applied to the Parent or any Consolidated Subsidiary, the ordinary course of business consistent with the past custom and practice (including with respect to quantity and frequency to the extent applicable under the circumstances) of the Parent and its Consolidated Subsidiaries in the operation of the Parent’s Business.
(iiii)    “Parent” has the meaning set forth in the preamble.
(jjjj)    “Parent Adverse Recommendation Change” shall mean the Parent Board: (a) failing to make, amending, modifying, or materially qualifying, in a manner adverse to Company, the Parent Board Recommendation; (b) failing to include the Parent Board Recommendation in the Parent Proxy Statement and the Form S-4 Registration Statement that is mailed or otherwise sent to holders of Parent Common Stock; (c) recommending an Acquisition Proposal with respect to the Parent; (d) failing to recommend against acceptance

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of any tender offer or exchange offer for Parent Common Stock within five (5) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Company), the Parent Board Recommendation within two (2) Business Days after the date of any Acquisition Proposal (or material modification thereto) with respect to the Parent is first publicly disclosed by the Parent or the Person making such Acquisition Proposal; (f) making any public statement inconsistent with the Parent Board Recommendation; or (g) resolving to take any of the foregoing actions.
(kkkk)    “Parent Assets” means any the asset or property, real, personal, or mixed, tangible or intangible, that is owned, leased, or licensed by the Parent or one or more of the Consolidated Subsidiaries.
(llll)    “Parent Benefit Plan” has the meaning set forth in Section 4.14(a).
(mmmm)    "Parent Board" means the board of directors of the Parent.
(nnnn)    "Parent Board Recommendation" means the recommendation of the Parent Board in favor of the Merger and that the holders of Parent Common Stock vote in favor of the issuance of the Parent Shares pursuant to this Agreement.
(oooo)    “Parent Common Stock” means the Common Stock, par value $0.04 per share, of the Parent.
(pppp)    “Parent Disclosure Schedules” means the disclosure schedules delivered by the Parent to the Company simultaneously with the execution and delivery of this Agreement.
(qqqq)    “Parent Equity Award” means a Parent Stock Option or a Parent Restricted Share, as the case may be.
(rrrr)    “Parent Facilities” has the meaning set forth in Section 4.8(b).
(ssss)    “Parent Financial Statements” has the meaning set forth in Section 4.7(b).
(tttt)    “Parent Improvements” has the meaning set forth in Section 4.8(b).
(uuuu)    “Parent Inventory” means any inventory, including finished goods, supplies, raw materials, work in progress, spare, replacement and components, or goods or products used, held for use or related to the conduct of the Parent’s Business, whether located on the Parent’s or any Consolidated Subsidiary’s owned or leased property or located at any third-party locations.
(vvvv)    “Parent IP License” has the meaning set forth in Section 4.9(d).
(wwww)    “Parent Leased Real Property” has the meaning set forth in Section 4.8(a).
(xxxx)    “Parent Leases” has the meaning set forth in Section 4.8(a).

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(yyyy)    “Parent Material Adverse Effect” means any circumstance, change, or effect that, individually or in the aggregate, that is, or would reasonably be expected to be materially adverse to (i) the business or operations of the Parent, on a consolidated basis, or (ii) the condition (financial or otherwise) of the business of the Parent, on a consolidated basis; provided, however, that any effect arising from or relating to any action taken by any of the following will be excluded from the definition of “Parent Material Adverse Effect” and from the determination of whether such a Parent Material Adverse Effect has occurred: (a) any action taken by the Parent at the Company’s request; (b) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (c) changes in Law or interpretations thereof; (d) changes in accounting requirements or principles (including GAAP); (e) changes affecting industries, markets or geographical areas in which the Parent conducts its business; (f) the announcement or pendency of the transactions contemplated by this Agreement or other communication by the Company or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to its business, including, without limitation, losses or threatened losses of employees, patients, suppliers, distributors or others having relationships with the Parent; (g) the consummation of the transactions contemplated by this Agreement or any actions by the Parent or the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (h) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; or (i) any failure by the Parent to meet any internal projections or forecasts and seasonal changes in the results of operations of the Parent (but not, in each case, the underlying cause of such failure, unless such failure would otherwise be excepted from this definition); except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (b) through (e) and (h) disproportionately adversely affect in a material respect the Parent, taken as a whole, as compared to other companies that conduct business in the states and in the industries in which the Parent conducts business (in which case, such adverse effects (if any) shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect).
(zzzz)    “Parent Material Contracts” has the meaning set forth in Section 4.17(a).
(aaaaa)    “Parent Permits” means any and all licenses, permits, authorizations, bonds, approvals, franchises, registrations, accreditations, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, or any other permit or permission which are material to or legally required for the operation of the Parent’s Business as currently conducted or in connection with the Parent’s and its Consolidated Subsidiaries’ ability to own, lease, operate or manage any of their property (including, without limitation, any such licenses or permits required for each Parent Facility and), or bill any governmental payer, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Law (including, without limitation, any Environmental or Healthcare Law).

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(bbbbb)    “Parent Personal Property” means all machinery, equipment, furniture, computer hardware, fixtures, motor vehicles, other miscellaneous supplies, tools, fixed assets and other tangible personal property owned or leased by the Parent or one or more of the Consolidated Subsidiaries or used in connection with the Parent’s Business.
(ccccc)        “Parent Policies” has the meaning set forth in Section 4.15.
(ddddd)    “Parent Proxy Statement” means the proxy statement of the Parent to be filed as part of the Form S-4 Registration Statement with the SEC, seeking approval from the Parent stockholders of the issuance of the Parent Shares.
(eeeee)    “Parent Reports” has the meaning set forth in Section 4.7(a).
(fffff)    “Parent Restricted Share” means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions under any Parent Stock Plan.
(ggggg)    “Parent Securities” has the meaning set forth in Section 4.3(c).
(hhhhh)    “Parent Shares” has the meaning set forth in Section 2.4(a).
(iiiii)    “Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.
(jjjjj)    “Parent Stock Plans” means the following plans, in each case as amended: (1) 2007 Non-Employee Director Restricted Stock Plan; (2) 2008 Omnibus Employee Incentive Plan; and (3) Amended and Restated 2011 Omnibus Employee Incentive Plan.
(kkkkk)    “Parent Stockholder Vote” means the adoption by the affirmative vote of a majority of the issued and outstanding shares of Parent Common Stock present and voting at the Parent Stockholders’ Meeting on a resolution approving the issuance of the Parent Shares pursuant to, and on the terms and conditions set forth in, this Agreement.
(lllll)    “Parent Stockholders” means the holders of the Parent Common Stock.
(mmmmm)    “Parent Stockholders’ Meeting” shall have the meaning specified in Section 5.6(a).
(nnnnn)    “Parent Subsidiary Securities” has the meaning set forth in Section 4.3(f).
(ooooo)    “Parent’s Business” means the business conducted by Parent and the Consolidated Subsidiaries of developing and administering health and wellness programs, solutions and related services for employers, employees, and wellness partners including biometric screenings, coaching and year-round portal based support programs.
(ppppp)    “Parent’s Intellectual Property” has the meaning set forth in Section 4.9(a).

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(qqqqq)    “Parent’s Software” has the meaning set forth in Section 4.9(e).
(rrrrr)    “Party” means each of the Parent, the Merger Sub, the Company, and the Seller, and referred to collectively as the “Parties.”
(sssss)    “Payment Spreadsheet” has the meaning set forth in Section 2.6.
(ttttt)    “Permits” means any and all licenses, permits, authorizations, bonds, approvals, franchises, registrations, accreditations, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, or any other permit or permission which are material to or legally required for the operation of the Business as currently conducted or in connection with the Company’s ability to own, lease, operate or manage any of its property (including, without limitation, any such licenses or permits required for each Facility and), or bill any governmental payer, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Law (including, without limitation, any Environmental or Healthcare Law).
(uuuuu)    “Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or delinquent, (ii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable or delinquent, (iii) Liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (iv) purchase money Liens on Personal Property acquired in the Ordinary Course of Business, (v) Liens securing executory obligations under any lease that constitute a “capital lease” under GAAP, (vi) any utility company rights, easements and franchises and (vii) Liens disclosed on Schedule 3.8(a) and Schedule 4.10(a) that are not marked with an asterisk.
(vvvvv)    “Person” means an individual, partnership, limited liability company, corporation, association, business trust, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity of whatever nature.
(wwwww)    “Personal Information” shall mean an individual’s first name and last name or first initial and last name in combination with any one or more of the following data elements that relate to such individual: (a) Social Security number; (b) driver's license number or state-issued identification card number; or (c) financial account number, or credit or debit card number, with or without any required security code, access code, personal identification number or password, that would permit access to an individual’s financial account; provided, however, that “Personal Information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public. Notwithstanding the foregoing, if an applicable state privacy law includes a more expansive definition of “Personal Information” (or an analogous term) than that set forth herein, such state law definition shall be deemed to replace the foregoing definition of “Personal Information” for purposes of Sections 3.8(d), 3.16(f), 4.10(d), and 4.18(f).

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(xxxxx)    “Personal Property” means all machinery, equipment, furniture, computer hardware, fixtures, motor vehicles, other miscellaneous supplies, tools, fixed assets and other tangible personal property owned or leased by the Company or used in connection with the Business.
(yyyyy)    “PHI” has the meaning set forth in Section 3.16(f).
(zzzzz)    “Policies” has the meaning set forth in Section 3.13.
(aaaaaa)    “Pre-Closing Capital” has the meaning set forth in Section 5.11(a).
(bbbbbb)    “Pre-Closing Period” has the meaning set forth in Section 5.3(a).
(cccccc)     “Required Information” means the unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal month commencing with the fiscal month ending January 31, 2017 and ending at least 30 days prior to the Closing Date, and any other pertinent information regarding the Company as may be reasonably requested by Parent or any financing source in connection with securing debt financing for the transactions contemplated by this Agreement or that is necessary to satisfy the conditions set forth in the Debt Documents.
(dddddd)    “Restricted Party” has the meaning set forth in Section 5.13(a).
(eeeeee)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(ffffff)         “Seller” has the meaning set forth in the preamble.
(gggggg)    “Seller Guaranty” has the meaning set forth in Section 5.24.
(hhhhhh)     "Seller Members” shall mean those members of the Seller, or any other entity established by such members prior to Closing, in either case that hold the equity interests in the Company following the Liquidation.
(iiiiii)    “Standstill Termination Date” has the meaning set forth in Section 5.10(b).
(jjjjjj)    “Superior Offer” shall mean a bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders (or other security holders) prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital securities or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its subsidiaries,

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taken as a whole, in a single transaction or a series of related transactions that (in each case of the foregoing clauses “(i)” and “(ii)”): (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement (including Section 5.3); and (b) is on terms and conditions that the Board of Directors of the Parent or the Seller, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor, if any: (x) is reasonably likely to be more favorable, from a financial point of view, to such Party’s stockholders or members, as applicable, than the terms of this Agreement; and (y) is reasonably capable of being consummated.
(kkkkkk)    “Superior Offer Notice Period” has the meaning set forth in Section 5.3(d).
(llllll)        “Survivor” has the meaning set forth in Section 2.1.
(mmmmmm)    “SWK” means SWK Funding LLC or its successors or assigns and any affiliated lender.
(nnnnnn)    “SWK Requirement Shares” has the meaning set forth in Section 5.23.
(oooooo)    “Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, escheat or unclaimed property, excise, severance, stamp, occupation, bulk sales, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, governmental fee or other like assessment or charge of any kind whatsoever, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
(pppppp)    “Tax Claim” means any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of the Parent Indemnified Parties or the Company Indemnified Parties.
(qqqqqq)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment thereto or amendment thereof.
(rrrrrr)        “Taxing Authority” means any federal, state, local, foreign governmental entity or other authority (including any Governmental Authority) having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

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(ssssss)    “Third-Party Approvals” means all approvals, consents, licenses and waivers from third parties that are required to effect the transactions contemplated by this Agreement or that are required in order to prevent a breach of or a default under or a termination or modification of or any right of acceleration of any obligations under any Contract to which the Company is a party.
(tttttt)     “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
(uuuuuu)    “Unaffiliated Purchasers” has the meaning set forth in Section 5.23.
(vvvvvv)    “Voting and Standstill Agreement” has the meaning set forth in Section 5.10.
(wwwwww)     “Voting Debt” has the meaning set forth in Section 4.3(e).
ARTICLE II.
MERGER AND REORGANIZATION
2.1    Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving entity in the Merger (the “Survivor”). At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretaries of State of the States of New York and Rhode Island a Certificate of Merger satisfying the applicable requirements of the BCL and the LLC Act and in a form reasonably acceptable to the Parent and the Seller (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of New York or at such later time as may be specified in the Certificate of Merger.
2.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the BCL and the LLC Act.
2.3    Certificate of Organization and Operating Agreement; Directors and Officers. Upon the effectiveness of the Certificate of Merger:
(a)    The Certificate of Organization and Operating Agreement of the Survivor shall remain in effect as they were immediately prior to the Merger until thereafter amended as provided by the LLC Act; and
(b)    The officers of the Survivor shall be as set forth on Schedule 2.3(b).
2.4    Conversion of the Company Interest. Upon the effectiveness of the Merger, by virtue of the Merger and without any further action on the part of the Parties:
(a)    The Company Interest shall be converted solely into the right to receive, and the Parent shall issue and deliver to the Seller (or the Seller Member(s), in the event of a

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Liquidation) in exchange therefor, the number of shares of Parent Common Stock (the “Parent Shares”) that is equal to (x) the total number of shares of Parent Common Stock outstanding immediately prior to the Closing less (y) the number of shares, if any, issued by the Parent between February 1, 2017 and Closing for the purpose of satisfying the SWK Equity Requirement (as defined in Section 5.23), provided further that, for the avoidance of doubt, any shares of Parent Common Stock that are to be issued as set forth on Schedule 2.4(a) hereto and that are issued and outstanding prior to Closing shall be excluded from the calculation in (x) above as to the total number of shares of Parent Common Stock outstanding immediately prior to Closing (i.e., such shares listed on Schedule 2.4(a) shall be deemed to be issued after Closing); and
(b)    All shares of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Closing shall be converted into and exchanged for 100% of the membership interests in the Survivor, which shall be issued and delivered to the Parent.
2.5    Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.
2.6    Liquidation. In the event that the Seller consummates the Liquidation prior to Closing, at least two (2) business days prior to Closing the Seller shall provide to the Parent a spreadsheet (the “Payment Spreadsheet”), certified by an officer of the Seller, that sets forth the allocation of the Parent Shares to the Seller Member(s), and at Closing the Parent shall cause the Parent Shares to be issued, beneficially and of record, to the Seller Member(s) in accordance with the Payment Spreadsheet.
2.7    Net Debt. At least two (2) business days prior to Closing the Parent shall provide to the Seller a certificate as to the Parent’s good faith estimate of the Net Debt as of Closing (the “Estimated Net Debt”), certified by an officer of the Parent, and setting forth the components thereof in conformance with Section 5.11 and Schedule 5.11(a) and the initial principal amount of the Century Subordinated Debt as of Closing shall be fixed based on the Estimated Net Debt.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER
Except as set forth in the Company Disclosure Schedule, the Company and the Seller, jointly and severally, hereby represent and warrant to the Parent, that the statements contained in this ARTICLE III are correct and complete:
3.1    Organization; Good Standing. The Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Rhode Island. The Seller is a limited liability company, duly formed, validly existing, and in good standing under the laws of the State of Delaware. Each of the Company and the Seller has full power and authority to carry on its business as it is now being conducted, and to own, operate and lease its respective

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properties and assets. The Company is duly qualified to transact business as a foreign limited liability company in each jurisdiction in which its operations or the ownership of the Company’s properties and assets requires such qualification except where failure to so qualify would not result in a Material Adverse Effect. True, complete and correct copies of the organizational documents of the Company and the Seller, together with all amendments in effect through the date of this Agreement, have been made available to the Parent.
3.2    Authorization; Binding Effect. This Agreement, and each of the other agreements to be executed and delivered pursuant to this Agreement (the “Ancillary Agreements”) to which the Company or the Seller is a party, has been duly authorized by all requisite action on the part of the Company and the Seller and their respective managers and members, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company and the Seller, enforceable in accordance with their respective terms, except to the extent limited by applicable bankruptcy, insolvency, creditors’ rights and similar laws now or hereafter in effect, and except insofar as the availability of equitable remedies may be limited by applicable law (collectively, the “Enforceability Exceptions”).

3.3    Capitalization. The Seller is the sole record and beneficial owner of the Company Interest, which represents 100% of the outstanding membership interests of the Company. There are no outstanding (a) securities of the Company convertible into or exchangeable for the Company membership interests or voting securities or other ownership interests in the Company, (b) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any membership interests, voting securities or other ownership interests in (or securities convertible into or exchangeable for membership interests or voting securities or other ownership interests in) the Company, or (c) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any membership interests, voting securities or other ownership interests in the Company. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company to purchase, redeem or otherwise acquire any of the Company’s outstanding membership interests. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of membership interests of the Company. The Company Interest was duly authorized and validly issued, is fully paid and non-assessable and was not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal or state securities Laws, and the rules and regulations promulgated thereunder. The Company has no subsidiaries.
3.4    Non-Contravention.
(a)    Except as set forth on Schedule 3.4(a), none of the execution and delivery by the Company or the Seller of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company or the Seller with any of the provisions hereof or thereof will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation under, or result in the creation of any Lien (other

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than any Permitted Lien) on the Company Interest or any Company Asset under, any provision of (i) the organizational documents of the Company, (ii) any Material Contract, (iii) any Order applicable to the Company or the Seller, or (iv) any applicable Law.
(b)    Except as set forth on Schedule 3.4(b), no Third-Party Approvals, or any other consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company or the Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the compliance by the Company and the Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, to avoid a breach or violation of, or any right of termination, cancellation or acceleration of any right or obligation under, or loss of any benefit under, any (i) Material Contract, (ii) Order applicable to the Company or the Seller, (iii) applicable Law, or (iv) Permit.
3.5    Financial Statements.
(a)    The Company has provided the Parent with the consolidated balance sheet of the Company (the “Balance Sheet”) for the years ended December 31, 2015 and 2016 (December 31, 2016 is referred to herein as the “Balance Sheet Date”) and the related consolidated statements of income, owner’s equity and cash flows for the year then ended (together with the Balance Sheet, the “Financial Statements”); with the Financial Statements as of December 31, 2016 and for the year ended December 31, 2016 being draft audited financial statements and the Financial Statements as of December 31, 2015 and for the year ended December 31, 2015 being audited financial statements. The Financial Statements have been prepared from the books and records of the Company and present fairly, in all material respects, the financial condition of the Company and the results of operations, owners’ equity and cash flow at the dates or for the respective periods then ended, as applicable, and have been prepared in accordance with GAAP applied on a consistent basis for all periods presented (except as may be indicated in the notes thereof, and, in the case of unaudited Financial Statements, subject to changes resulting from normal and recurring year-end audit adjustments). The books and records of the Company have been maintained in accordance with good business and bookkeeping practices and records of the Company have been maintained in accordance with statutory requirements. The Company’s internal control over financial reporting is a process designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is effective in performing the functions for which is was established. Since the end of the Company’s most recent audited fiscal year, there has been (i) no significant deficiency or material weakness in the design or operation of the Company’s internal control over financial reporting (whether or not remediated) which is reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is

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reasonably likely to materially affect, the Company’s internal control over financial reporting.
(b)    [RESERVED.]
(c)    Schedule 3.5(c) lists all non-cash distributions made to the Seller since January 1, 2014.
3.6    Real Property.
(a)    The Company does not own any real property. Schedule 3.6(a) contains a complete list of all leases and subleases of real property, including all amendments thereto (the “Leased Real Property”) pursuant to which the Company is the lessee or sublessee (the “Leases”). The Company has made available to or delivered to the Parent true, complete and correct copies of all Leases (including all amendments thereto). The Leases, together with applicable Law, permit the current use by the Company of the Leased Real Property.
(b)    The Company has a valid and existing leasehold interest in each parcel of Leased Real Property and the right to occupy and use the real property that is the subject of each such Lease, together with the buildings, structures, fixtures and improvements thereon (the “Improvements” and, together with the underlying real property, the “Facilities”). Each Lease is valid, binding and in full force and effect and, subject to any required notice, consent, or approval, will be valid, binding and in full force and effect following the transactions contemplated by this Agreement, and neither the Company nor, to the Company’s Knowledge, any of the other parties thereto are in breach or default thereunder and no event has occurred which, with notice or the lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder. The Facilities have received all required approvals of Governmental Authorities (including Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof. The Improvements are in good operating condition and repair, subject to ordinary wear and tear, and scheduled maintenance and replacement in the Ordinary Course of Business. There are no disputes, oral agreements or forbearance programs in effect as to any of the Leases, and the Leases have not been assigned, subleased, transferred, mortgaged or encumbered. The Facilities are supplied with utilities and other services necessary or appropriate for the operation of the Facilities.
(c)    Neither the Company nor the Seller has received any notice that the Company is in violation of any material zoning, use, occupancy, building, Environmental Laws, ordinance or other Law or requirement relating to the Facilities.
3.7    Intellectual Property.
(a)    Schedule 3.7(a) sets forth (i) all patented or registered Intellectual Property (or applications related thereto) owned by the Company, (ii) all other Intellectual Property that is owned or licensed by the Company, or that is used in the conduct of the Business, and that is material to the conduct of the Business, and (iii) all software related to the Business

20	WA 8922868.10

(other than “off-the-shelf”, shrink-wrap or click-wrap software) owned or licensed by the Company (collectively, the “Company’s Intellectual Property”).
(b)    Except as set forth on Schedule 3.7(b), neither the Company nor the Seller has (i) since January 1, 2014, received notice of any infringement by the Company of the rights of any Person with respect to such Person’s Intellectual Property or (ii) infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any of Company’s Intellectual Property. Except as set forth on Schedule 3.7(b), no Action by any Person contesting the validity, enforceability, use, registration or ownership of any of the Company’s Intellectual Property is pending or, to the Company’s Knowledge, threatened.
(c)    All of Company’s Intellectual Property was written, created, invented or developed solely by either (i) employees of the Company acting within the scope of their employment and subject to an obligation, by agreement or Law, to assign all rights in the Company’s Intellectual Property to the Company or (ii) third parties who have assigned all of their rights therein to the Company through the execution of written agreements, true, complete and correct copies of which have been supplied to the Parent. No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or part, any of the Company’s Intellectual Property.
(d)    All agreements related to Intellectual Property licensed by the Company and material to the operation of the Business as currently conducted (other than off-the-shelf Intellectual Property or Intellectual Property subject to shrink-wrap, click-through or similar licenses) are listed on Schedule 3.7(d) (each, an “IP License,” and collectively, the “IP Licenses”). The Company has provided the Parent with true, complete and correct copies of all IP Licenses. All IP Licenses are valid and enforceable against the Company and, to the Company’s Knowledge, each IP License is valid and enforceable against the other parties thereto, in each case as subject to the Enforceability Exceptions.
(e)    Except as set forth on Schedule 3.7(e), the Company has good title to and otherwise owns all rights, title and interest in and to (i) all software and applications developed by or on behalf of the Company and intended for use in the Business, including all enhancements, versions, releases and updates of such products (the “Company’s Software”) and (ii) all Intellectual Property and documentation associated with the Company’s Software, free and clear of any and all Liens (other than Permitted Liens). To the Company’s Knowledge, there are no viruses, worms, Trojan horses, self-help code or similar programs that would restrict in any material respect the proper use or access to any code in any Company’s Software. The Company maintains and follows a disaster recovery plan designed to maintain access to the Company’s Software and to prevent the unintended destruction of the Company’s Software.
(f)    Each Person that has developed any (i) of Company’s Intellectual Property or (ii) third-party Intellectual Property in the possession of the Company that the Company is required to keep confidential, has signed an agreement or acknowledgement requiring that such Person keep such information confidential.

21	WA 8922868.10

(g)    To the Company’s Knowledge, no employee of the Company is in default of any assignment of invention, non-compete or similar agreement between such employee and a third party.
(h)    To the Company’s Knowledge, the operation of the Company as currently conducted does not result in any interference with, infringement upon or misappropriation of any Intellectual Property rights of any other Person.
(i)    The Company owns or has the valid right or license to use, possess, sell or license, all of Company’s Intellectual Property necessary or required for the conduct of the Business as currently conducted and as currently proposed to be conducted, and such rights to use, possess, sell or license are sufficient for the conduct of the Business and are free and clear of any Liens (other than those imposed by the documents evidencing the licenses with respect to such Intellectual Property). The Company has not authorized any other Person to use or otherwise exploit any Company’s Intellectual Property owned by or licensed to the Company, except pursuant to a binding, written license.
(j)    The Company has used open source software in the development of Company’s Intellectual Property and all such open source software license agreements are disclosed on Schedule 3.7(j). The Company represents and warrants that it has complied with all license requirements of such disclosed open-source software.
3.8    Title to Assets; Sufficiency and Condition of Assets.
(a)    The Company has good and marketable title to, or a valid leasehold interest in, all of the Company Assets, free and clear of any Lien, other than the Liens set forth on Schedule 3.8(a) (which Liens that are marked with an asterisk shall be terminated and released in connection with the Closing) and Permitted Liens.
(b)    The Company Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by Company prior to the Closing, and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.
(c)    The Inventory is good, usable, merchantable and saleable in the Ordinary Course of Business, and has been reflected on the balance sheets contained in the Financial Statements at the lower of cost or market value (taking into account the usability or saleability thereof) in accordance with GAAP. All of the Personal Property is in good operating condition and repair, except for ordinary wear and tear, and scheduled maintenance and replacement in the Ordinary Course of Business.
(d)    Since January 1, 2014, there have been (i) no losses, thefts, or security breaches suffered by the Company in respect of Personal Information or other data used in the Business, (ii) to the Company’s Knowledge, no unauthorized access or unauthorized use of any Personal Information or other data used in the Business, and (iii) to the Company’s

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Knowledge, no unintended or improper use of any Personal Information in the possession, custody, or control of the Company or a contractor or agent acting on behalf of the Company.
3.9    Licenses and Permits; Compliance with Laws.
(a)    The Company has been and currently is in compliance with regard to the Company’s operations, practices, provision of goods and services, claims and billings, real property, structures, machinery, equipment and other property, and all other material aspects of the Business, with all applicable Laws and Orders, including, but not limited to, Healthcare Laws and all Laws or Orders relating to the safe conduct of business, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, wage and hour, sanitation, fire, zoning, building and occupational safety. There are no Actions pending or, to the Company’s Knowledge, threatened in writing, nor has the Company received notice, regarding any violations of any Laws or Orders enforced by any Governmental Authority claiming jurisdiction over the Company, to the extent applicable, including any requirement of the Occupational Safety and Health Administration or any pollution and environmental control agency (including air and water).
(b)    The Company has been and currently is in compliance with any and all immigration Laws that are applicable to the Company and the Company’s operations, including, but not limited to, the Immigration Reform and Control Act of 1986, as amended from time to time.
(c)    The Company holds, and is in compliance with, all Permits required for the conduct of the Business, the provision of goods and services by the Company, the billing of goods and services by the Company, and the ownership of the Company Assets. Schedule 3.9(c) sets forth a list of all such Permits. Each such Permit is valid and in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of such Permit is threatened and, to the Company’s Knowledge, there is no reasonable basis for believing that such Permit will not be renewable upon expiration. No notice from a Governmental Authority has been received by the Company or the Seller alleging the failure to hold any of the foregoing. True, complete and correct copies of the Permits and any other material reports, statements of deficiencies, plans of correction, audits and other investigation notices with respect to any Law have been made available to the Parent.
3.10    Litigation. Except as set forth on Schedule 3.10, there are no Actions pending or, to the Company’s Knowledge, threatened against or involving the Company (at law or in equity, or before or by any Governmental Authority) or any of the Company Assets, nor, to the Company’s Knowledge, is there any basis for any such Action. The Company is not identified as a party to, or is in any way subject to any restrictions or limitations under any Order. Since the Balance Sheet Date, the Company has not commenced or settled any Action asserting Losses in excess of $20,000 individually, or $40,000, in the aggregate, against any other Person.

3.11    Employees.

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(a)    Except as set forth on Schedule 3.11(a), (i) the Company is not a party or subject to or bound by any collective bargaining or other similar agreement, (ii) no current officers or employees of the Company are a party to any employment agreement or union or collective bargaining agreement with the Company, (iii) no union has been certified or recognized as the collective bargaining representative of any of such employees or has attempted to engage in negotiations with the Company regarding terms and conditions of employment, (iv) no unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters has occurred or is pending, (v) to the Company’s Knowledge, no executive of the Company has any plans to terminate employment or relationship with the Company; (vi) the Company does not currently have independent contractors or consultants who have provided services to the Company that are paid more than $25,000 per annum, except as disclosed in any Contract set forth on Schedule 3.15(a); and (vii) to the Company’s Knowledge, no employee of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company. There are no current or, to the Company’s Knowledge, threatened attempts (and there have been no current or, to Company’s Knowledge, threatened attempts since January 1, 2014) to organize or establish any labor union to represent any employees of the Company.
(b)    The Company has been and currently is in compliance with all federal, state and local Laws or Orders governing employee relations applicable to the Company, including without limitation anti-discrimination laws, wage and hour laws, labor relations laws and occupational safety and health laws, and no Actions, grievances or controversies relating to any such Law or Order are pending or, to the Company’s Knowledge, have been threatened.
(c)    The Company has withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same when due to the proper Governmental Authority. Schedule 3.11(c) sets forth a correct and complete list of each employee of the Company as of a recent date, including the name, position, current annual base and bonus target, total accrued vacation and employment status (either full-time or part-time) for each such employee, and whether any such employee is absent from active employment, including but not limited to, leave of absence or disability. Except for increases in the Ordinary Course of Business or as set forth on Schedule 3.11(c), the Company has not increased the annual base or bonus target paid or payable to any employee since January 1, 2016.
(d)    Schedule 3.11(d) lists all independent contractors and consultants currently hired by the Company (including health care professionals) to which the Company has paid or expects to pay more than $25,000 in any fiscal year, their rates of pay, the dates they began their assignment with the Company and the estimated completion date of their services. Except in the Ordinary Course of Business, the Company has not increased the rate of pay that is payable to any independent contractor, consultant, or health care professional since January 1, 2016.

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(e)    All obligations relating to the following have been paid or will have been paid prior to the Closing: (i) all bonuses earned by Company employees for the fiscal year ended December 31, 2016, as set forth in Schedule 3.11(e), and (ii) all employee commissions accrued as of the Balance Sheet Date arising out of the operation of the Business.
3.12    Employee Benefits.
(a)    Schedule 3.12 sets forth a list of all Benefit Plans sponsored or maintained by the Company or any of the Company’s Affiliates or the Company’s ERISA Affiliates for the benefit of the employees, directors, partners, independent contractors, or consultants of the Company in effect as of the date hereof (each, a “Company Benefit Plan”). Each Company Benefit Plan (and each related trust, insurance contract or fund) complies in form and, in administration, with the applicable requirements of ERISA, the Code and other Law.
(b)    All contributions required in connection with each Company Benefit Plan by Law, by the terms of such Company Benefit Plan (including all employer contributions and employee salary reduction contributions, if any) or any agreement relating thereto have been made. There are no material unfunded Liabilities or benefits under any Company Benefit Plan that have not been properly reserved, accrued for, or otherwise reflected in, the Financial Statements.
(c)    Each Company Benefit Plan that is an employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and if so qualified, has received a favorable determination letter from the IRS, or may rely on a favorable opinion letter, as to its qualification under Section 401(a) of the Code.
(d)    Neither the Company nor any ERISA Affiliate has maintained or contributed to, or has been obligated to maintain or contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has, since January 1, 1974, maintained, contributed to or terminated an employee pension benefit plan, as defined in Section 3(2) of ERISA.
(e)    The Company does not maintain or have any obligation under a nonqualified deferred compensation plan within the meaning of Code Section 409A that fails to meet the requirements of paragraph (2), (3), or (4) of Code Section 409A(a) or that is not operated in accordance with a good faith interpretation of such requirements or with respect to which assets are subject to Code Section 409A(b).
(f)    The Company does not have any obligation to provide life or medical insurance benefits to former or retired employees or beneficiaries thereof, except to the extent required by COBRA.
3.13    Insurance. The Company currently has insurance contracts or policies (collectively, the “Policies”) in full force and effect that provide for coverages that, in the Company’s reasonable determination, are reasonably adequate as to amount and scope for the Company and the Company’s operations. Schedule 3.13 sets forth summary descriptions of all Policies, including the name of

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the insurer, the types, dates and amounts of coverages, and any material coverage exclusions. The Company has not breached or otherwise failed to perform in any material respect the Company’s obligations under any of the Policies nor has the Company or the Seller received any adverse notice or communication from any of the insurers party to the Policies with respect to any such alleged breach or failure in connection with any of the Policies. To the Company’s Knowledge, all Policies are sufficient to protect the Company from any material loss resulting from the risks and liabilities reasonably foreseeable at the date hereof. All Policies to which the Company is subject are valid, outstanding, collectible and enforceable, and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Company has not been refused any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which the Company has applied for any Policy or with which the Company has carried a Policy.

3.14    Taxes.
(a)    Since January 1, 2013, the Company has filed all Tax Returns required to be filed, all such Tax Returns are accurate, true and complete, and the Company has duly paid all Taxes due or payable (whether or not shown or required to be shown on any Tax Return).
(b)    Since January 1, 2013, all Taxes that have been required to be withheld or collected by the Company, including, but not limited to, in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner or other third party, have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws.
(c)    There are no Liens for Taxes upon any property or assets of the Company, except for Permitted Liens.
(d)    For the period since January 1, 2013, the Company does not have in force any waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return.
(e)    No Taxing Authority is now asserting in writing or, to the Company’s Knowledge, threatening to assert against the Company any deficiency or claim for additional Taxes or any adjustment of any Tax Return for any period after January 1, 2013.
(f)    To the Company’s Knowledge, no claim has been made since January 1, 2013, by a Taxing Authority in a jurisdiction in which the Company does not file a Tax Return that the Company is or would reasonably likely be subject to taxation by that jurisdiction.
(g)    No issues have been raised in writing that are currently pending by any Taxing Authority in connection with any Tax Returns filed by or with respect to the income, assets or activities of the Company. Except as set forth on Schedule 3.14(g), the Company has not been subject to an audit by a Taxing Authority.

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(h)    The Company is not a party to any tax-sharing agreement.
(i)    Since January 1, 2013, no corporation, partnership, limited liability company or other entity has merged with or into the Company.
(j)    None of the Company Assets constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the Company Assets are subject to a lease, safe harbor lease or other arrangement as a result of which the Company is not treated as the owner of such assets for federal income tax purposes.
(k)    Since January 1, 2013, the Company has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(l)    Since January 1, 2013, the Company has not had any permanent establishment in any foreign country, and the Company has not previously engaged in a trade or business in any foreign country.
(m)    None of the Company Assets constitute stock in a corporate subsidiary or a joint venture, partnership, limited liability company interest, or other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes.
(n)    None of the Company Assets are subject to an arrangement that may cause a “tax-exempt use loss” under Section 470 of the Code for any time period after January 1, 2013.
(o)    Since January 1, 2013, none of the Company Assets are or have been subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulation Section 1.467-1(c).
3.15    Material Contracts.
(a)    Except as set forth on Schedule 3.15(a), the Company is not a party to or otherwise bound by any of the following (collectively, the “Material Contracts”):
(i)    any Contract or group of related Contracts with the same party, which, when aggregated with any Contract between such party and the Company, creates a future payment obligation by the Company in excess of $25,000 in any calendar year;
(ii)    Contracts with customers of the Company for amounts in excess of $100,000 (in terms of dollars billed by Company for the calendar year 2016);
(iii)    any employment, severance or consulting Contract with any director, officer or employee of the Company;

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(iv)    any Contract with another Person limiting or restricting the ability of the Company to enter into or engage in any market or line of business;
(v)    any Contract for the sale of any of the assets of the Company or the acquisition of the stock or the assets of another Person other than in the Ordinary Course of Business;
(vi)    any Contract relating to the incurrence, assumption, surety or guarantee of any Indebtedness in excess of $25,000;
(vii)    any Contract under which the Company has made advances or loans to any other Person (which shall not include advances made to an employee of the Company in the Ordinary Course of Business) in excess of $25,000;
(viii)    any Contract under which the Company uses or leases personal property that involves annual payments in excess of $25,000;
(ix)    any Contract involving Intellectual Property licensed (A) by the Company, except to customers pursuant to customer agreements entered into in the Ordinary Course of Business or (B) to the Company;
(x)    any consulting, independent contractor, sales, commissions, distributor, dealer, advertising or marketing Contract that involves annual payments in excess of $25,000;
(xi)    any Contract for the purchase, acquisition or supply to the Company of Inventory and other property and assets (other than purchase orders issued in the Ordinary Course of Business) in excess of $25,000;
(xii)    any Contract with a Governmental Authority; or
(xiii)    any Contract with physicians, hospitals, home health agencies, hospices or any other referral source.
(b)    Each of the Material Contracts is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to the Enforceability Exceptions). The Company has made available to or delivered to the Parent true, complete and correct copies of all of the written Material Contracts. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach or default of any of the Material Contracts. Except as set forth on Schedule 3.15(b), neither the Company nor the Seller has received any notice of or, to the Company’s Knowledge, any threat to terminate any of the Material Contracts. Except as set forth on Schedule 3.4(a) or 3.4(b), no event has occurred (including the execution of this Agreement and the consummation of the transactions contemplated hereby), and that (i) constitutes a breach, default or event of default of any Material Contract by the Company, (ii) would cause the acceleration of any obligation under any Material Contract, or (iii) gives rise to any right or

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termination or cancellation of any of the Material Contracts by any party other than the Company. Except as set forth on Schedule 3.15(b), neither the Company nor the Seller has received any notice of any breach or default by any other party to a Material Contract, and neither the Company nor Seller has made such a claim with respect to any such breach or default. Except as set forth in Schedule 3.15(b) or in the Ordinary Course of Business, since the Balance Sheet Date, the Company has not amended, modified, renewed, terminated or entered into a Material Contract.
3.16    Environmental and Healthcare Law Compliance.
(a)    The Company has been since January 1, 2014, and currently is, in compliance with all Environmental Laws and Healthcare Laws. To the Company’s Knowledge, no event has occurred that (with or without notice or lapse of time) (i) would constitute or result in a violation by the Company of, or a failure on the Company’s part to comply with, any Environmental Law or Healthcare Law or (ii) would give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action.
(b)    (i) The Company Assets, that are currently owned, leased or operated, are not the subject of any Action, settlement or Contract relating to Environmental Laws, Healthcare Laws or Hazardous Substances, (ii) the Company has not received notice of any investigation that has been commenced or a written request for information concerning Hazardous Substances or compliance of the Company with Environmental Laws and Healthcare Laws, (iii) to the Company’s Knowledge, no Action is threatened against the Company alleging any violation or liability under any Environmental Law or Healthcare Law and (iv) no notice has been received by the Company or the Seller alleging any violation of or liability under any Environmental Law or Healthcare Law, or requiring or seeking to impose upon the Company, any property currently owned, leased or operated by the Company, any investigatory or remedial action or obligation under any Environmental Law or Healthcare Law.
(c)    No current shareholder, member, officer, director, manager or employee of the Company has at any time (i) been convicted of a criminal offense related to any Healthcare Law, or (ii) been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a healthcare item or service, or in connection with a program operated by or financed in whole or in part by any Governmental Authority.
(d)    Since January 1, 2014, Company has duly filed with the proper authorities all reports and other information required by federal and state regulatory agencies, and, to the Company’s Knowledge, all such reports or other information were accurate and complete when filed.
(e)    Except as set forth on Schedule 3.16(e), there are no pending or, to the Company’s Knowledge, threatened, Actions, investigations, audits, reviews or other examination of the Company or its business, assets or properties, or billing records or claims, and the Company is not subject to any Order, agreement, memorandum of understanding

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or other regulatory enforcement Action with or by any Governmental Authority or contractor having supervisory or regulatory authority with respect to the Company or the Business, or the Company Assets.
(f)    The Company is in compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, HITECH and any applicable state Laws governing the privacy and security of heath information and Personal Information. The Company has established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA, HITECH and applicable state Laws. The Company has not received any notice from any Governmental Authority alleging that the Company is not in compliance with HIPAA, HITECH or applicable state Laws. With regard to Protected Health Information (“PHI,” as defined by the HIPAA regulations or, to the extent more stringent, the applicable state privacy and security Law), except as disclosed in Schedule 3.16(f), since January 1, 2014, there has been no Breach of Unsecured PHI, or Security Incident resulting in the unauthorized “use” or “disclosure” of PHI (as those terms are defined by HIPAA and HITECH) and no reportable violation of state Laws regarding the privacy and security of health information and Personal Information by the Company, any facility of the Company, or any of the Company’s agents, employees or contractors.
3.17    Brokers. Except for the Persons set forth on Schedule 3.17, neither the Company nor the Seller nor any Person acting on the Company’s or the Seller’s behalf has become obligated to pay any fee or commission to any broker, finder or intermediary for, or on account of, the transactions contemplated by this Agreement.

3.18    Operations Since Balance Sheet Date; Absence of Changes. Since the Balance Sheet Date, the Company has operated in the Ordinary Course of Business and there has not been any fact, event, occurrence or development that has had, or could reasonably be expected to have, a Material Adverse Effect. Since the Balance Sheet Date, the Company has (i) used commercially reasonable efforts to retain the employees and sales and other agents rendering services to the Business, and preserve good business relationships with such employees, customers and suppliers, and continued to compensate such employees and sales and other agents in accordance with past custom and practice; and (ii) maintained the Company’s books, accounts and records in accordance with past custom and practice. Since the Balance Sheet Date or other dates as indicated below, except as set forth on Schedule 3.18, the Company has not done, and is not in any way obligated to do, any of the following:
(a)    create, incur, assume or agree to create, incur, assume or guarantee, any Indebtedness;
(b)    institute any increase in, amend, enter into, terminate or adopt any Company Benefit Plan, other than as required by any such existing plan or by Law;
(c)    make any changes in the compensation of the officers or employees of the Company except in the Ordinary Course of Business;

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(d)    make any change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements;
(e)    sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets having a fair market value in excess of $10,000, individually, or $25,000 in the aggregate, or create or suffer to exist any Lien on any of the Company Assets;
(f)    enter into any employment, severance or similar Contract or agreement with any partner, officer, consultant, independent contractor or employee of the Company or independent contractor otherwise rendering services to the Business, involving any payments for an amount in excess of $10,000, individually, or $25,000, in the aggregate;
(g)    enter into any other transaction or Contract or agreement with any Affiliate of the Company or of the Seller, or enter into any collective bargaining agreement;
(h)    make any loan, advance or capital contribution to or cash investment in any Person, other than advances to employees in the Ordinary Course of Business for travel and similar Business expenses;
(i)    write down or write up the value of any asset by more than $10,000, individually, or $25,000 in the aggregate;
(j)    commence or settle any Action asserting Losses in excess of $20,000, individually, or $40,000, in the aggregate, against any other Person;
(k)    amend, modify, terminate or enter into any Material Contract;
(l)    make any distributions to the Seller; or
(m)    enter into any Contract or agreement to do any of the actions described in clauses (a) through (l) above.
3.19    Customers and Suppliers.
(a)    Schedule 3.19(a) sets forth the twenty (20) largest customers (in terms of dollars billed by the Company) and the twenty (20) largest suppliers (in terms of dollars spent by the Company), in each case, of the Company during calendar years 2016 and 2015, together with the dollar amount of goods purchased by the Company from each such supplier and the dollar amount billed by the Company to each customer during each such period.
(b)    Except as set forth on Schedule 3.19(b), since January 1, 2016, no customer or supplier has canceled, terminated or, to the Company’s Knowledge, made any threat to the Company or Seller to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company. Except as set forth on Schedule 3.19(b), to Company’s Knowledge, the Company has not received or paid within the last 12 months, any substantiated customer claim for compensation for service level

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credits or damages in excess of $10,000, arising from a service level disruption or service claim.
3.20    Accounts Receivable. The accounts receivable of the Company reflected on the Balance Sheet and such additional accounts receivable as are reflected on the books of the Company on the Closing Date (except to the extent so reserved against) (a) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other Business transactions and are not subject to defenses, set-offs or counterclaims and (b) except as set forth in Schedule 3.20, have not been assigned or pledged to any Person. The reserve for bad debts reflected in the Balance Sheet represents an estimate that, to Company’s Knowledge, is sufficient to provide protection against losses from inability to collect such accounts receivable. No Person has any Lien on such receivables or any part thereof, and except in the Ordinary Course of Business, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables. Schedule 3.20 sets forth all accounts receivable of the Company (including the account receivable debtor) that have been outstanding for more than one hundred twenty (120) days as of a recent date.
3.21    Affiliate Transactions. Schedule 3.21 sets forth a complete and accurate list, including the parties, of all Contracts to which the Company, on the one hand, and any Affiliate of the Company, on the other hand, is a party. Except as provided on Schedule 3.21, the Company has not made any payments, made any distribution, loaned any funds or property or made any credit arrangement with the Seller, any Affiliate of the Company or any employee of the Company except for the payment of employee salaries in the Ordinary Course of Business.
3.22    No Undisclosed Liabilities. Except for Liabilities (A) reflected or reserved against in the Financial Statements (or described in the notes thereto), (B) incurred in connection with this Agreement or the transactions contemplated by this Agreement, or (C) incurred since December 31, 2016 in the Ordinary Course of Business, neither the Company nor any of its subsidiaries has any Liabilities (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PARENT
Except as set forth in the Parent Disclosure Schedule, the Parent hereby represents and warrants to the Company and the Seller that the statements contained in this ARTICLE IV are correct and complete:

4.1    Organization; Good Standing. Each of the Parent and the Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of New York. The Parent and each of its Consolidated Subsidiaries are duly qualified to transact business as a foreign entity in each jurisdiction where its operations or the ownership of its properties and assets requires such qualification except where the failure to so qualify would not be reasonable expected to have a Parent Material Adverse Effect. The Parent and each of its Consolidated Subsidiaries have full

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power and authority to carry on its business as it is now being conducted, and to own, operate and lease its respective properties and assets.
4.2    Authorization; Binding Effect. Subject to obtaining stockholder approval by way of the Parent Stockholder Vote, this Agreement and the Ancillary Agreements to which the Parent is a party have been duly authorized by all requisite action on the part of the Parent and the Merger Sub and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligation of the Parent and the Merger Sub enforceable in accordance with their respective terms, except to the extent limited by the Enforceability Exceptions. The Parent Board Recommendation has occurred prior to the date hereof.

4.3    Capitalization.
(a)    The authorized capital stock of the Parent consists of: (a) 240,000,000 shares of Parent Common Stock. As of the date of this Agreement, (i) 11,703,525 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury); and (ii) no shares of Parent Common Stock were issued and held by the Parent in its treasury. All of the outstanding shares of capital stock of the Parent are, and all shares of the capital stock of the Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any preemptive rights. No Consolidated Subsidiary of the Parent owns any shares of Parent Common Stock.
(b)    As of the date of this Agreement, an aggregate of 292,604 shares of Parent Common Stock were reserved for issuance pursuant to Parent Equity Awards not yet granted under Parent Stock Plans. As of the date of this Agreement, 397,549 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options and no shares of Parent Restricted Shares were issued and outstanding. Schedule 4.3(b) sets forth as of the date of this Agreement a list of each outstanding Parent Equity Award under the Parent Stock Plans and: (i) the name of the holder of such Parent Equity Award; (ii) the number of shares of Parent Common Stock subject to such outstanding Parent Equity Award; (iii) if applicable, the exercise price, purchase price, or similar pricing of such Parent Equity Award; (iv) the date on which such Parent Equity Award was granted or issued; (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Parent Equity Award is vested and exercisable as of the date hereof; and (vi) with respect to Parent Stock Options, the date on which such Parent Stock Option expires. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.
(c)    Except as set forth on Schedule 4.3(c), there are no Contracts to which the Parent is a party obligating the Parent to accelerate the vesting of any Parent Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Except as set forth on Schedule 4.3(c)

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and other than the Parent Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Parent or any of its Consolidated Subsidiaries convertible into or exchangeable for shares of capital stock of the Parent; (B) options, warrants, or other agreements or commitments to acquire from the Parent or any of its Consolidated Subsidiaries, or obligations of the Parent or any of its Consolidated Subsidiaries to issue, shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Parent; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Parent, in each case that have been issued by the Parent or its Consolidated Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Consolidated Subsidiary of the Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(d)    There are no outstanding Contracts requiring the Parent or any of its Consolidated Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither the Parent nor any of its Consolidated Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.
(e)    No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Consolidated Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Parent or any of its Consolidated Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Parent or any of its Consolidated Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).
(f)    Parent Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Parent or any of its Consolidated Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Consolidated Subsidiary of the Parent; (ii) options, warrants, or other agreements or commitments to acquire from the Parent or any of its Consolidated Subsidiaries, or obligations of the Parent or any of its Consolidated Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Consolidated Subsidiary of the Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Consolidated Subsidiary of the Parent, in

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each case that have been issued by a Consolidated Subsidiary of the Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Consolidated Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).
4.4    Non-Contravention.
(a)    Except as set forth on Schedule 4.4(a), none of the execution and delivery by the Parent and the Merger Sub of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by the Parent and the Merger Sub with any of the provisions hereof or thereof will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation under, or result in the creation of any Lien (other than any Permitted Lien) on any Parent Asset under, any provision of (i) the organizational documents of the Parent or the Merger Sub, (ii) any Parent Material Contract, (iii) any Order applicable to the Parent or the Merger Sub, or (iv) any applicable Law.
(b)    Except as set forth on Schedule 4.4(b), no Third-Party Approvals, or any other consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Parent or the Merger Sub in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the compliance by the Parent and the Merger Sub with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, to avoid a breach or violation of, or any right of termination, cancellation or acceleration of any right or obligation under, or loss of any benefit under, any (i) Parent Material Contract, (ii) Order applicable to the Parent or the Merger Sub, (iii) applicable Law, or (iv) Permit.
4.5    Brokers. Except as set forth on Schedule 4.5, neither the Parent, the Merger Sub, nor any Person acting on the behalf of either of them has become obligated to pay any fee or commission to any broker, finder or intermediary for, or on account of, the transactions contemplated by this Agreement.

4.6    Valid Issuance of Parent Shares; Capitalization of Parent.
(a)    The Parent Shares issuable pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be free and clear of restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable securities Laws and are not subject to any preemptive or similar rights.
(b)    The authorized, issued and outstanding shares of capital stock of the Parent is as set forth in the Parent Reports, as of the dates indicated in the Parent Reports.
4.7    Financial Statements; SEC Filings.

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(a)    Since January 1, 2015, Parent has timely filed all forms, reports, statements and documents required to be filed by it with the SEC (collectively, together with any amendments thereto and any such forms, reports, statements or documents Parent may file or be required under applicable Law to file subsequent to the date hereof until the Closing, the “Parent Reports”). True, correct, and complete copies of all Parent Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). To the extent that any Parent Report available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Parent has made available to the Company the full text of all such Parent Reports that it has so filed or furnished with the SEC. As of its date or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, each Parent Report (i) complied in all material respects with the requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Parent’s Knowledge, none of the Parent Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Parent Reports. None of the Consolidated Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.
(b)    Except as disclosed in a subsequent Parent Report: (i) the consolidated financial statements (including any related notes thereto and the unqualified report and certification of Parent’s independent auditors) contained in Parent’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015 (the “Parent Financial Statements”) were prepared in accordance with GAAP (except as may be indicated in the notes thereto), were derived from the books and records of the Parent, are complete and correct in all material respects and present fairly, in all material respects, the consolidated financial position of Parent at and as of the date thereof, and the consolidated results of operations, shareholders’ equity and cash flows for the periods indicated therein; and (ii) the unaudited consolidated financial statements of Parent (including any related notes thereto, subject to normal recurring year-end audit adjustments and the absence of footnotes, if applicable) for all interim periods prepared by Parent, certified by Parent’s Chief Financial Officer and included in the Parent’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2015 were prepared in accordance with GAAP (except as may be indicated in the notes thereto), were derived from the books and records of Parent, are complete and correct in all material respects and present fairly, in all material respects, the consolidated financial position of Parent at and as of the respective dates thereof, and the consolidated results of operations, shareholders’ equity and cash flows for the respective periods indicated therein (subject to changes resulting from normal and recurring period-end audit adjustments).
(c)    The books and records of the Parent have been maintained in accordance with good business and bookkeeping practices and records of the Parent have been maintained in accordance with statutory requirements. Except as disclosed in the Parent Reports, the Parent’s internal control over financial reporting is a process designed by the

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Parent’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is effective in performing the functions for which is was established. Except as set forth in the Parent Reports, since the end of the Parent’s most recent audited fiscal year, there has been (i) no significant deficiency or material weakness in the design or operation of the Parent’s internal control over financial reporting (whether or not remediated) which is reasonably likely to adversely affect the Parent’s ability to record, process, summarize, and report financial information, and (ii) no change in the Parent’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Parent’s internal control over financial reporting.
4.8    Real Property.
(a)    Neither the Parent nor any of the Consolidated Subsidiaries owns any real property. Schedule 4.8(a) contains a complete list of all leases and subleases of real property, including all amendments thereto (the “Parent Leased Real Property”) pursuant to which the Parent or any of the Consolidated Subsidiaries is the lessee or sublessee (the “Parent Leases”). The Parent has made available to or delivered to the Company true, complete and correct copies of all Parent Leases (including all amendments thereto). The Parent Leases, together with applicable Law, permit the current use by the Parent and the Consolidated Subsidiaries of the Parent Leased Real Property.
(b)    Except as set forth on Schedule 4.8(b), the Parent or one of the Consolidated Subsidiaries has a valid and existing leasehold interest in each parcel of Parent Leased Real Property and the right to occupy and use the real property that is the subject of each such Parent Lease, together with the buildings, structures, fixtures and improvements thereon (the “Parent Improvements” and, together with the underlying real property, the “Parent Facilities”). Each Parent Lease is valid, binding and in full force and effect and, subject to any required notice, consent, or approval, will be valid, binding and in full force and effect following the transactions contemplated by this Agreement, and neither the Parent, the Consolidated Subsidiaries, nor, to the Parent’s Knowledge, any of the other parties thereto are in breach or default thereunder and no event has occurred which, with notice or the lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder. The Parent Facilities have received all required approvals of Governmental Authorities (including Parent Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Parent Facilities) required in connection with the operation thereof. The Parent Improvements are in good operating condition and repair, subject to ordinary wear and tear, and scheduled maintenance and replacement in the Ordinary Course of Business. Except as set forth on Schedule 4.8(b), there are no disputes, oral agreements or forbearance programs in effect as to any of the Parent Leases, and the Parent Leases have not been assigned, subleased, transferred, mortgaged or encumbered. The Parent Facilities are supplied with utilities and other services necessary or appropriate for the operation of the Parent Facilities.

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(c)    Neither the Parent nor any of the Consolidated Subsidiaries has received any notice that it is in violation of any material zoning, use, occupancy, building, Environmental Laws, ordinance or other Law or requirement relating to the Parent Facilities.
4.9    Intellectual Property.
(a)    Schedule 4.9(a) sets forth (i) all patented or registered Intellectual Property (or applications related thereto) owned by the Parent and the Consolidated Subsidiaries, (ii) all other Intellectual Property that is owned or licensed by the Parent or any of the Consolidated Subsidiaries, or that is used in the conduct of the Parent’s Business, and that is material to the conduct of Parent’s Business, and (iii) all software related to Parent’s Business (other than “off-the-shelf”, shrink-wrap or click-wrap software) owned or licensed by the Parent or any of the Consolidated Subsidiaries (collectively, the “Parent’s Intellectual Property”).
(b)    Except as set forth on Schedule 4.9(b), neither the Parent nor any Consolidated Subsidiary has (i) since January 1, 2014, received notice of any infringement by the Parent or any of the Consolidated Subsidiaries of the rights of any Person with respect to such Person’s Intellectual Property or (ii) infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person. To the Parent’s Knowledge, no Person has infringed, misappropriated or otherwise violated any of Parent’s Intellectual Property. Except as set forth on Schedule 4.9(b), no Action by any Person contesting the validity, enforceability, use, registration or ownership of any of the Parent’s Intellectual Property is pending or, to the Parent’s Knowledge, threatened.
(c)    All of Parent’s Intellectual Property was written, created, invented or developed solely by either (i) employees of the Parent or one or more of the Consolidated Subsidiaries acting within the scope of their employment and subject to an obligation, by agreement or Law, to assign all rights in the Parent’s Intellectual Property to the Parent or one or more of the Consolidated Subsidiaries or (ii) third parties who have assigned all of their rights therein to the Parent or one or more of the Consolidated Subsidiaries through the execution of written agreements, true, complete and correct copies of which have been supplied to the Company. No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or part, any of the Parent’s Intellectual Property.
(d)    All agreements related to Intellectual Property licensed by the Parent or any Consolidated Subsidiary and material to the operation of the Parent’s Business as currently conducted (other than off-the-shelf Intellectual Property or Intellectual Property subject to shrink-wrap, click-through or similar licenses) are listed on Schedule 4.9(d) (each, a “Parent IP License,” and collectively, the “Parent IP Licenses”). The Parent has provided the Company with true, complete and correct copies of all Parent IP Licenses. All Parent IP Licenses are valid and enforceable against the Parent or one or more of the Consolidated Subsidiaries and, to the Parent’s Knowledge, each Parent IP License is valid and enforceable against the other parties thereto, in each case as subject to the Enforceability Exceptions.

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(e)    Except as set forth on Schedule 4.9(e), the Parent or one or more of the Consolidated Subsidiaries has good title to and otherwise owns all rights, title and interest in and to (i) all software and applications developed by or on behalf of the Parent or one or more of the Consolidated Subsidiaries and intended for use in the Parent’s Business, including all enhancements, versions, releases and updates of such products (the “Parent’s Software”) and (ii) all Intellectual Property and documentation associated with the Parent’s Software, free and clear of any and all Liens (other than Permitted Liens). To the Parent’s Knowledge, there are no viruses, worms, Trojan horses, self-help code or similar programs that would restrict in any material respect the proper use or access to any code in any Parent’s Software. The Parent or one or more of the Consolidated Subsidiaries maintains and follows a disaster recovery plan designed to maintain access to the Parent’s Software and to prevent the unintended destruction of the Parent’s Software.
(f)    Each Person that has developed any (i) of Parent’s Intellectual Property or (ii) third-party Intellectual Property in the possession of the Parent or one or more of the Consolidated Subsidiaries that the Parent or one or more of the Consolidated Subsidiaries is required to keep confidential, has signed an agreement or acknowledgement requiring that such Person keep such information confidential.
(g)    To the Parent’s Knowledge, no employee of the Parent or any Consolidated Subsidiary is in default of any assignment of invention, non-compete or similar agreement between such employee and a third party.
(h)    To the Parent’s Knowledge, the operation of the Parent’s Business as currently conducted does not result in any interference with, infringement upon or misappropriation of any Intellectual Property rights of any other Person.
(i)    The Parent or one or more of the Consolidated Subsidiaries owns or has the valid right or license to use, possess, sell or license, all of Parent’s Intellectual Property necessary or required for the conduct of the Parent’s Business as currently conducted and as currently proposed to be conducted, and such rights to use, possess, sell or license are sufficient for the conduct of the Parent’s Business and are free and clear of any Liens (other than those imposed by the documents evidencing the licenses with respect to such Intellectual Property). Neither the Parent nor any of the Consolidated Subsidiaries has authorized any other Person to use or otherwise exploit any Parent’s Intellectual Property owned by or licensed to the Parent or one or more of the Consolidated Subsidiaries, except pursuant to a binding, written license.
(j)    The Parent and each Consolidated Subsidiary has used open source software in the development of Parent’s Intellectual Property and all such open source software license agreements are disclosed on Schedule 4.9(j). The Parent represents and warrants that it has complied with all license requirements of such disclosed open-source software.
4.10    Title to Assets; Sufficiency and Condition of Assets.

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(a)    The Parent or one or more of the Consolidated Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of the Parent Assets, free and clear of any Lien, other than the Liens set forth on Schedule 4.10(a) and Permitted Liens.
(b)    The Parent Assets are sufficient for the continued conduct of the Parent’s Business after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, property and assets necessary to conduct the Parent’s Business as currently conducted.
(c)    The Parent Inventory is good, usable, merchantable and saleable in the Ordinary Course of Business, and has been reflected on the balance sheets contained in the Parent Financial Statements at the lower of cost or market value (taking into account the usability or saleability thereof) in accordance with GAAP. All of the Parent Personal Property is in good operating condition and repair, except for ordinary wear and tear, and scheduled maintenance and replacement in the Ordinary Course of Business.
(d)    Since January 1, 2014, there have been (i) no losses, thefts, or security breaches suffered by the Parent or the Consolidated Subsidiaries in respect of Personal Information or other data used in the Parent’s Business, (ii) to the Parent’s Knowledge, no unauthorized access or unauthorized use of any Personal Information or other data used in the Parent’s Business, and (iii) to the Parent’s Knowledge, no unintended or improper use of any Personal Information in the possession, custody, or control of the Parent or one or more of the Consolidated Subsidiaries or a contractor or agent acting on behalf of the Parent or one or more of the Consolidated Subsidiaries.
4.11    Licenses and Permits; Compliance with Laws.
(a)    Except as set forth on Schedule 4.11(a), the Parent and each of the Consolidated Subsidiaries has been and currently is in compliance with regard to such Person’s operations, practices, provision of goods and services, claims and billings, real property, structures, machinery, equipment and other property, and all other material aspects of the Parent’s Business, with all applicable Laws and Orders, including, but not limited to, Healthcare Laws and all Laws or Orders relating to the safe conduct of business, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, wage and hour, sanitation, fire, zoning, building and occupational safety. There are no Actions pending or, to the Parent’s Knowledge, threatened in writing, nor has the Parent or one or more of the Consolidated Subsidiaries received notice, regarding any violations of any Laws or Orders enforced by any Governmental Authority claiming jurisdiction over the Parent or one or more of the Consolidated Subsidiaries, to the extent applicable, including any requirement of the Occupational Safety and Health Administration or any pollution and environmental control agency (including air and water).
(b)    The Parent and each of the Consolidated Subsidiaries has been and currently is in compliance with any and all immigration Laws that are applicable to the Parent or one or more of the Consolidated Subsidiaries and such Persons’ operations, including, but not limited to, the Immigration Reform and Control Act of 1986, as amended from time to time.

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(c)    The Parent and each of the Consolidated Subsidiaries holds, and is in compliance with, all Parent Permits required for the conduct of the Parent’s Business, the provision of goods and services by the Parent and the Consolidated Subsidiaries, the billing of goods and services by the Parent or one or more of the Consolidated Subsidiaries, and the ownership of the Parent Assets. Schedule 4.11(c) sets forth a list of all such Parent Permits. Each such Permit is valid and in full force and effect and, to the Parent’s Knowledge, no suspension or cancellation of such Permit is threatened and, to the Parent’s Knowledge, there is no reasonable basis for believing that such Permit will not be renewable upon expiration. No notice from a Governmental Authority has been received by the Parent or one or more of the Consolidated Subsidiaries alleging the failure to hold any of the foregoing. True, complete and correct copies of the Parent Permits and any other material reports, statements of deficiencies, plans of correction, audits and other investigation notices with respect to any Law have been made available to the Company.
4.12    Litigation. Except as set forth on Schedule 4.12, there are no Actions pending or, to the Parent’s Knowledge, threatened against or involving the Parent or one or more of the Consolidated Subsidiaries (at law or in equity, or before or by any Governmental Authority) or any of the Parent Assets, nor, to the Parent’s Knowledge, is there any basis for any such Action. Neither the Parent nor any of the Consolidated Subsidiaries is identified as a party to, or is in any way subject to any restrictions or limitations under any Order. Except as set forth on Schedule 4.12, since the Balance Sheet Date, neither the Parent nor any of the Consolidated Subsidiaries has commenced or settled any Action asserting Losses in excess of $20,000 individually, or $40,000, in the aggregate, against any other Person.
4.13    Employees.
(a)    Except as set forth on Schedule 4.13(a), (i) neither the Parent nor any Consolidated Subsidiary is a party or subject to or bound by any collective bargaining or other similar agreement, (ii) no current officers or employees of the Parent or the Consolidated Subsidiaries are a party to any employment agreement or union or collective bargaining agreement with the Parent or one or more of the Consolidated Subsidiaries, (iii) no union has been certified or recognized as the collective bargaining representative of any of such employees or has attempted to engage in negotiations with the Parent or one or more of the Consolidated Subsidiaries regarding terms and conditions of employment, (iv) no unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters has occurred or is pending, (v) to the Parent’s Knowledge, no executive of the Parent or the Consolidated Subsidiaries has any plans to terminate employment or relationship with the Parent or one or more of the Consolidated Subsidiaries; and (vi) to the Parent’s Knowledge, no employee of the Parent or any of the Consolidated Subsidiaries is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Parent and the Consolidated Subsidiaries. There are no current or, to the Parent’s Knowledge, threatened attempts (and there have been no current or, to Parent’s Knowledge, threatened attempts since January 1, 2014) to organize or establish any labor union to represent any employees of the Parent or one or more of the Consolidated Subsidiaries.

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(b)    Except as set forth on Schedule 4.13(b), the Parent and the Consolidated Subsidiaries have been and currently are in compliance with all federal, state and local Laws or Orders governing employee relations applicable to the each of them, including without limitation anti-discrimination laws, wage and hour laws, labor relations laws and occupational safety and health laws, and no Actions, grievances or controversies relating to any such Law or Order are pending or, to the Parent’s Knowledge, have been threatened.
(c)    The Parent and each of the Consolidated Subsidiaries has withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same when due to the proper Governmental Authority. Schedule 4.13(c) sets forth a correct and complete list of each employee of the Parent and each of the Consolidated Subsidiaries as of the Closing Date, including the name, position, current annual base and bonus target, total accrued vacation and employment status (either full-time or part-time) for each such employee, and whether any such employee is absent from active employment, including but not limited to, leave of absence or disability. Except for increases in the Ordinary Course of Business, the Parent and the Consolidated Subsidiaries have not increased the annual base or bonus target paid or payable to any employee since January 1, 2016.
(d)    Schedule 4.13(d) lists all independent contractors and consultants currently hired by the Parent and the Consolidated Subsidiaries (including health care professionals) to which any of them has paid or expects to pay more than $25,000 in any fiscal year, their rates of pay, the dates they began their assignment with the Parent or one or more of the Consolidated Subsidiaries and the estimated completion date of their services. Except in the Ordinary Course of Business, the Parent and the Consolidated Subsidiaries have not increased the rate of pay that is payable to any independent contractor, consultant, or health care professional since January 1, 2016.
(e)    All obligations relating to the following have been paid or will have been paid prior to the Closing: (i) all bonuses earned by the Parent’s employees for the fiscal year ended December 31, 2016, as set forth in Schedule 4.13(e), and (ii) all employee commissions accrued as of the Balance Sheet Date arising out of the operation of the Parent’s business.
4.14    Employee Benefits.
(a)    Schedule 4.14(a) sets forth a list of all Benefit Plans sponsored or maintained by the Parent or any of the Consolidated Subsidiaries or the Parent’s ERISA Affiliates for the benefit of the employees, directors, partners, independent contractors, or consultants of the Parent or any of the Consolidated Subsidiaries in effect as of the Closing Date (each, a “Parent Benefit Plan”). Each Parent Benefit Plan (and each related trust, insurance contract or fund) complies in form and, in administration, with the applicable requirements of ERISA, the Code and other Law.
(b)    All contributions required in connection with each Parent Benefit Plan by Law, by the terms of such Parent Benefit Plan (including all employer contributions and employee salary reduction contributions, if any) or any agreement relating thereto have been

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made. There are no material unfunded Liabilities or benefits under any Parent Benefit Plan that have not been properly reserved, accrued for, or otherwise reflected in, the Parent Financial Statements.
(c)    Each Parent Benefit Plan that is an employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and if so qualified, has received a favorable determination letter from the IRS, or may rely on a favorable opinion letter, as to its qualification under Section 401(a) of the Code.
(d)    Neither the Parent nor any ERISA Affiliate has maintained or contributed to, or has been obligated to maintain or contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Parent nor any ERISA Affiliate has, since January 1, 1974, maintained, contributed to or terminated an employee pension benefit plan, as defined in Section 3(2) of ERISA.
(e)    The Parent does not maintain or have any obligation under a nonqualified deferred compensation plan within the meaning of Code Section 409A that fails to meet the requirements of paragraph (2), (3), or (4) of Code Section 409A(a) or that is not operated in accordance with a good faith interpretation of such requirements or with respect to which assets are subject to Code Section 409A(b).
(f)    Except as set forth on Schedule 4.14(f), the Parent and the Consolidated Subsidiaries do not have any obligation to provide life or medical insurance benefits to former or retired employees or beneficiaries thereof, except to the extent required by COBRA.
4.15    Insurance. The Parent and the Consolidated Subsidiaries currently have insurance contracts or policies (collectively, the “Parent Policies”) in full force and effect that provide for coverages that, in the Parent’s reasonable determination, are reasonably adequate as to amount and scope for the Parent, the Consolidated Subsidiaries, and their operations. Schedule 4.15 sets forth summary descriptions of all Parent Policies, including the name of the insurer, the types, dates and amounts of coverages, and any material coverage exclusions. Neither the Parent nor any Consolidated Subsidiary has breached or otherwise failed to perform in any material respect its obligations under any of the Parent Policies nor has the Parent or any Consolidated Subsidiary received any adverse notice or communication from any of the insurers party to the Parent Policies with respect to any such alleged breach or failure in connection with any of the Parent Policies. To the Parent’s Knowledge, all Parent Policies are sufficient to protect the Parent and the Consolidated Subsidiaries from any material loss resulting from the risks and liabilities reasonably foreseeable at the date hereof. All Parent Policies to which the Parent or any of the Consolidated Subsidiaries is subject are valid, outstanding, collectible and enforceable, and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither the Parent nor any of the Consolidated Subsidiaries has not been refused any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which the Parent or any Consolidated Subsidiary has applied for any Parent Policy or with which the Parent or any Consolidated Subsidiary has carried a Parent Policy.

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4.16    Taxes.
(a)    Since January 1, 2013, the Parent and each Consolidated Subsidiary has filed all Tax Returns required to be filed, all such Tax Returns are accurate, true and complete, and the Parent and the Consolidated Subsidiaries have duly paid all Taxes due or payable (whether or not shown or required to be shown on any Tax Return).
(b)    Since January 1, 2013, all Taxes that have been required to be withheld or collected by the Parent and the Consolidated Subsidiaries, including, but not limited to, in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner or other third party, have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws.
(c)    There are no Liens for Taxes upon any property or assets of the Parent or any Consolidated Subsidiary, except for Permitted Liens.
(d)    For the period since January 1, 2013, neither the Parent nor any Consolidated Subsidiary has in force any waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return.
(e)    Except as set forth on Schedule 4.16(e), no Taxing Authority is now asserting in writing or, to the Parent’s Knowledge, threatening to assert against the Parent or any of the Consolidated Subsidiaries any deficiency or claim for additional Taxes or any adjustment of any Tax Return for any period after January 1, 2013.
(f)    To the Parent’s Knowledge, no claim has been made since January 1, 2013, by a Taxing Authority in a jurisdiction in which the Parent and the Consolidated Subsidiaries do not file Tax Returns that the Parent or a Consolidated Subsidiary is or would reasonably likely be subject to taxation by that jurisdiction.
(g)    Except as set forth on Schedule 4.16(g), no issues have been raised in writing that are currently pending by any Taxing Authority in connection with any Tax Returns filed by or with respect to the income, assets or activities of the Parent or any Consolidated Subsidiary, and since January 1, 2015, neither the Parent nor any Consolidated Subsidiary has been subject to an audit by a Taxing Authority.
(h)    Neither the Parent nor any Consolidated Subsidiary is a party to any tax-sharing agreement.
(i)    Since January 1, 2013, no corporation, partnership, limited liability company or other entity has merged with or into the Parent or any Consolidated Subsidiary.
(j)    None of the Parent Assets constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the

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Parent Assets are subject to a lease, safe harbor lease or other arrangement as a result of which the Parent or a Consolidated Subsidiary is not treated as the owner of such assets for federal income tax purposes.
(k)    Since January 1, 2013, neither the Parent nor any Consolidated Subsidiary has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(l)    Since January 1, 2013, neither the Parent nor any Consolidated Subsidiary has had any permanent establishment in any foreign country, and none of them has previously engaged in a trade or business in any foreign country.
(m)    Except as set forth on Schedule 4.16(m), none of the Parent Assets constitute stock in a corporate subsidiary or a joint venture, partnership, limited liability company interest, or other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes.
(n)    None of the Parent Assets are subject to an arrangement that may cause a “tax-exempt use loss” under Section 470 of the Code for any time period after January 1, 2013.
(o)    Since January 1, 2013, none of the Parent Assets are or have been subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulation Section 1.467-1(c).
4.17    Parent Material Contracts.
(a)    Except as set forth on Schedule 4.17(a), neither the Parent nor any Consolidated Subsidiary is a party to or otherwise bound by any of the following (collectively, the “Parent Material Contracts”):
(i)    any Contract or group of related Contracts with the same party, which, when aggregated with any Contract between such party and the Parent or any Consolidated Subsidiary, creates a future payment obligation by the Parent or a Consolidated Subsidiary in excess of $25,000 in any calendar year;
(ii)    Contracts with customers of the Parent or any Consolidated Subsidiary for amounts in excess of $200,000 (in terms of dollars billed for the calendar year 2016);
(iii)    any employment, severance or consulting Contract with any director, officer or employee of the Parent or any Consolidated Subsidiary;
(iv)    any Contract with another Person limiting or restricting the ability of the Parent or any Consolidated Subsidiary to enter into or engage in any market or line of business;

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(v)    any Contract for the sale of any of the assets of the Parent or any Consolidated Subsidiary or the acquisition of the stock or the assets of another Person other than in the Ordinary Course of Business;
(vi)    any Contract relating to the incurrence, assumption, surety or guarantee of any Indebtedness in excess of $25,000;
(vii)    any Contract under which the Parent or any Consolidated Subsidiary has made advances or loans to any other Person (which shall not include advances made to an employee of the Parent or any Consolidated Subsidiary in the Ordinary Course of Business) in excess of $25,000;
(viii)    any Contract under which the Parent or any Consolidated Subsidiary uses or leases personal property that involves annual payments in excess of $25,000;
(ix)    any Contract involving Intellectual Property licensed (A) by the Parent or any Consolidated Subsidiary or (B) to the Parent or any Consolidated Subsidiary;
(x)    any consulting, independent contractor, sales, commissions, distributor, dealer, advertising or marketing Contract that involves annual payments in excess of $25,000;
(xi)    any Contract for the purchase, acquisition or supply to the Parent or any Consolidated Subsidiary of Inventory and other property and assets (other than purchase orders issued in the Ordinary Course of Business) in excess of $25,000;
(xii)    any Contract with a Governmental Authority; or
(xiii)    any Contract with physicians, hospitals, home health agencies, hospices or any other referral source.
(b)    Each of the Parent Material Contracts is the legal, valid and binding obligation of the Parent or one or more Consolidated Subsidiaries, enforceable against such Person in accordance with its terms (subject to the Enforceability Exceptions). The Parent has made available to or delivered to the Company true, complete and correct copies of all of the written Parent Material Contracts. Except as set forth on Schedule 4.17(b), neither the Parent, any Consolidated Subsidiary, nor, to the Parent’s Knowledge, any other party thereto is in breach or default of any of the Parent Material Contracts. Except as set forth on Schedule 4.17(b), the Parent and the Consolidated Subsidiaries have not received any notice of or, to the Parent’s Knowledge, any threat to terminate any of the Parent Material Contracts. No event has occurred (including the execution of this Agreement and the consummation of the transactions contemplated hereby), and that (i) constitutes a breach, default or event of default of any Parent Material Contract by the Parent or any Consolidated Subsidiary, (ii) would cause the acceleration of any obligation under any Parent Material Contract, or (iii) gives rise to any right or termination or cancellation of any of the Parent Material Contracts

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by any party other than the Parent or one or more of the Consolidated Subsidiaries. Except as set forth on Schedule 4.17(b), neither the Parent nor any Consolidated Subsidiary has received any notice of any breach or default by any other party to a Parent Material Contract, and none of them has made such a claim with respect to any such breach or default. Except as set forth in Schedule 4.17(b) or in the Ordinary Course of Business, since the Balance Sheet Date, neither the Parent nor any Consolidated Subsidiary has amended, modified, renewed, terminated or entered into a Parent Material Contract.
4.18    Environmental and Healthcare Law Compliance.
(a)    The Parent and the Consolidated Subsidiaries have been since January 1, 2014, and currently are, in compliance with all Environmental Laws and Healthcare Laws. To the Parent’s Knowledge, no event has occurred that (with or without notice or lapse of time) (i) would constitute or result in a violation by the Parent or any Consolidated Subsidiary of, or a failure on the Parent’s or any Consolidated Subsidiary’s part to comply with, any Environmental Law or Healthcare Law or (ii) would give rise to any obligation on the part of the Parent or any Consolidated Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action.
(b)    (i) The Parent Assets, that are currently owned, leased or operated, are not the subject of any Action, settlement or Contract relating to Environmental Laws, Healthcare Laws or Hazardous Substances, (ii) neither the Parent nor any Consolidated Subsidiary has received notice of any investigation that has been commenced or a written request for information concerning Hazardous Substances or compliance of the Parent or any Consolidated Subsidiary with Environmental Laws and Healthcare Laws, (iii) to the Parent’s Knowledge, no Action is threatened against the Parent or any Consolidated Subsidiary alleging any violation or liability under any Environmental Law or Healthcare Law and (iv) no notice has been received by the Parent or any Consolidated Subsidiary alleging any violation of or liability under any Environmental Law or Healthcare Law, or requiring or seeking to impose upon the Parent or any Consolidated Subsidiary, any property currently owned, leased or operated by the Parent or any Consolidated Subsidiary, any investigatory or remedial action or obligation under any Environmental Law or Healthcare Law.
(c)    No current shareholder, member, officer, director, manager or employee of the Parent or any Consolidated Subsidiary has at any time (i) been convicted of a criminal offense related to any Healthcare Law, or (ii) been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a healthcare item or service, or in connection with a program operated by or financed in whole or in part by any Governmental Authority.
(d)    Since January 1, 2014, Parent and the Consolidated Subsidiaries have duly filed with the proper authorities all reports and other information required by federal and state regulatory agencies, and, to the Parent’s Knowledge, all such reports or other information were accurate and complete when filed.

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(e)    Except as set forth on Schedule 4.18(e), there are no pending or, to the Parent’s Knowledge, threatened, Actions, investigations, audits, reviews or other examination of the Parent or any Consolidated Subsidiary or their business, assets or properties, or billing records or claims, and neither the Parent nor any Consolidated Subsidiary is subject to any Order, agreement, memorandum of understanding or other regulatory enforcement Action with or by any Governmental Authority or contractor having supervisory or regulatory authority with respect to the Parent, any Consolidated Subsidiary, the Parent’s Business, or the Parent Assets.
(f)    The Parent and each Consolidated Subsidiary is in compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, HITECH and any applicable state Laws governing the privacy and security of heath information and Personal Information. The Parent and the Consolidated Subsidiaries have established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA, HITECH and applicable state Laws. Neither the Parent nor any Consolidated Subsidiary has received any notice from any Governmental Authority alleging that the Parent or any Consolidated Subsidiary is not in compliance with HIPAA, HITECH or applicable state Laws. With regard to PHI, except as disclosed in Schedule 4.18(f), since January 1, 2014, there has been no Breach of Unsecured PHI, or Security Incident resulting in the unauthorized “use” or “disclosure” of PHI (as those terms are defined by HIPAA and HITECH) and no reportable violation of state Laws regarding the privacy and security of health information and Personal Information by the Parent or any Consolidated Subsidiary, any facility of the Parent or any Consolidated Subsidiary, or the agents, employees or contractors of Parent or any of the Consolidated Subsidiaries.
4.19    Operations Since Balance Sheet Date; Absence of Changes. Since the Balance Sheet Date, the Parent and each Consolidated Subsidiary has operated in the Ordinary Course of Business and there has not been any fact, event, occurrence or development that has had, or could reasonably be expected to have, a Parent Material Adverse Effect. Since the Balance Sheet Date, the Parent and each Consolidated Subsidiary has (i) used commercially reasonable efforts to retain their employees, sales and other agents rendering services to the Parent’s Business, and to preserve good business relationships with such employees, customers and suppliers, and continued to compensate such employees and sales and other agents in accordance with past custom and practice; and (ii) maintained the books, accounts and records of Parent and each Consolidated Subsidiary in accordance with past custom and practice. Since the Balance Sheet Date or other dates as indicated below, except as set forth on Schedule 4.19, neither the Parent nor any Consolidated Subsidiary has done, and is not in any way obligated to do, any of the following:
(a)    create, incur, assume or agree to create, incur, assume or guarantee, any Indebtedness;
(b)    institute any increase in, amend, enter into, terminate or adopt any Parent Benefit Plan, other than as required by any such existing plan or by Law;

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(c)    make any changes in the compensation of the officers or employees of the Parent or the Consolidated Subsidiaries except in the Ordinary Course of Business;
(d)    make any change in the accounting principles, methods, practices or policies applied in the preparation of the Parent Financial Statements;
(e)    sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets having a fair market value in excess of $10,000, individually, or $25,000 in the aggregate, or create or suffer to exist any Lien on any of the Parent Assets;
(f)    enter into any employment, severance or similar Contract or agreement with any partner, officer, consultant, independent contractor or employee of the Parent or any Consolidated Subsidiary or independent contractor otherwise rendering services to the Parent’s Business, involving any payments for an amount in excess of $10,000, individually, or $25,000, in the aggregate;
(g)    enter into any other transaction or Contract or agreement with any Affiliate of the Parent, or enter into any collective bargaining agreement;
(h)    make any loan, advance or capital contribution to or cash investment in any Person, other than advances to employees in the Ordinary Course of Business for travel and similar Parent’s Business expenses;
(i)    write down or write up the value of any asset by more than $10,000, individually, or $25,000 in the aggregate;
(j)    commence or settle any Action asserting Losses in excess of $20,000, individually, or $40,000, in the aggregate, against any other Person;
(k)    amend, modify, terminate or enter into any Parent Material Contract;
(l)    make any distributions to the Parent Stockholders; or
(m)    enter into any Contract or agreement to do any of the actions described in clauses (a) through (l) above.
4.20    Customers and Suppliers.
(a)    Schedule 4.20(a) sets forth the twenty (20) largest customers (in terms of dollars billed) and the twenty (20) largest suppliers (in terms of dollars spent), in each case, of the Parent and the Consolidated Subsidiaries during calendar years 2016 and 2015, together with the dollar amount of goods purchased from each such supplier and the dollar amount billed to each such customer during each such period.
(b)    Except as set forth on Schedule 4.20(b), since January 1, 2016, no customer or supplier has canceled, terminated or, to the Parent’s Knowledge, made any threat to the Parent or any of the Consolidated Subsidiaries to cancel or otherwise terminate its

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relationship with the Parent or any Consolidated Subsidiary or to materially decrease its services or supplies to the Parent or any Consolidated Subsidiary or its direct or indirect purchase or usage of the products or services of the Parent or any Consolidated Subsidiary. Except as set forth on Schedule 4.20(b), to Parent’s Knowledge, neither the Parent nor any Consolidated Subsidiary has received or paid within the last 12 months, any substantiated customer claim for compensation for service level credits or damages in excess of $10,000, arising from a service level disruption or service claim.
4.21    Accounts Receivable. Except as disclosed in the Parent Reports, the accounts receivable of the Parent and the Consolidated Subsidiaries reflected on the Parent Financial Statements and such additional accounts receivable as are reflected on the books of the Parent on the Closing Date (except to the extent so reserved against) (a) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other Parent’s Business transactions and are not subject to defenses, set-offs or counterclaims and (b) except for Permitted Liens, have not been assigned or pledged to any Person. The reserve for bad debts reflected in the Parent Financial Statements represents an estimate that, to Parent’s Knowledge, is sufficient to provide protection against losses from inability to collect such accounts receivable. Except as disclosed in the Parent Reports, no Person has any Lien on such receivables or any part thereof, and except in the Ordinary Course of Business, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables. Schedule 4.21 sets forth all accounts receivable of the Parent and the Consolidated Subsidiaries (including the account receivable debtor) that have been outstanding for more than one hundred twenty (120) days.
4.22    Affiliate Transactions. Schedule 4.22 sets forth a complete and accurate list, including the parties, of all Contracts to which the Parent or any Consolidated Subsidiary, on the one hand, and any Affiliate of the Parent or any Consolidated Subsidiary, on the other hand, is a party. Except as provided on Schedule 4.22, neither the Parent nor any Consolidated Subsidiary has made any payments, made any distribution, loaned any funds or property or made any credit arrangement with any Affiliate of the Parent or any Consolidated Subsidiary or any employee of the Parent or any Consolidated Subsidiary except for the payment of employee salaries in the Ordinary Course of Business.
4.23    No Undisclosed Liabilities. Except for Liabilities (A) reflected or reserved against in the Parent Financial Statements (or described in the notes thereto), (B) incurred in connection with this Agreement or the transactions contemplated by this Agreement, or (C) incurred since December 31, 2016 in the Ordinary Course of Business, neither the Parent nor any of the Consolidated Subsidiaries has any Liabilities (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or are reasonably likely to have a Parent Material Adverse Effect.
ARTICLE V.
COVENANTS
5.1    Conduct of the Company’s Business. Except as required or contemplated by this Agreement, required by applicable Law, specified on Schedule 5.1 hereto, or consented to in writing

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by the Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement through the Closing or the date on which this Agreement is terminated, the Company (i) will operate the Business only in the Ordinary Course of Business, (ii) will use commercially reasonable efforts to retain the employees and sales and other agents of the Company or otherwise rendering services to the Business, and preserve good business relationships with the such employees, customers and suppliers, and continued to compensate the such employees and sales and other agents in accordance with past custom and practice; (iii) will maintain the Company’s books, accounts and records in accordance with past custom and practice; and (iv) will not do, or become obligated to do, any of the following:
(a)    adopt or propose any amendments to the Company’s Certificate of Organization, Operating Agreement, or other organizational or governing documents;
(b)    create, form, or acquire any equity interest in any subsidiary entity;
(c)    adjust, split, combine, recapitalize, or reclassify any of its membership or other equity interests;
(d)    declare, set aside, make, or pay any dividend or distribution (whether in cash, equity interests, property, or any combination thereof) on any of its membership or other equity interests (other than the Liquidation);
(e)    create, incur, assume or agree to create, incur, assume or guarantee, any Indebtedness;
(f)    institute any increase in, amend, enter into, terminate or adopt any Company Benefit Plan, other than as required by any such existing plan or by Law;
(g)    make any changes in the compensation of the officers or employees of the Company except in the Ordinary Course of Business;
(h)    make any change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements;
(i)    sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets having a fair market value in excess of $10,000, individually, or $25,000 in the aggregate, or create or suffer to exist any Lien on any of the Company Assets;
(j)    enter into any employment, severance or similar Contract or agreement with any partner, officer, consultant, independent contractor or employee of the Company or independent contractor otherwise rendering services to the Business, involving any payments for an amount in excess of $10,000, individually, or $25,000, in the aggregate;
(k)    enter into any other transaction or Contract or agreement with any Affiliate of the Company or the Seller, or enter into any collective bargaining agreement;

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(l)    make any loan, advance or capital contribution to or cash investment in any Person, other than advances to employees in the Ordinary Course of Business for travel and similar business expenses;
(m)    write down or write up the value of any asset by more than $10,000, individually, or $25,000 in the aggregate;
(n)    commence or settle any Action asserting Losses in excess of $20,000, individually, or $40,000, in the aggregate, against any other Person;
(o)    (i) settle or compromise any material Tax Claim, audit, or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax Claim or assessment relating to the Company or its Consolidated Subsidiaries;
(p)    amend or modify any Material Contract, except in the Ordinary Course of Business, or terminate or enter into any Material Contract;
(q)    repay in cash any convertible Indebtedness;
(r)    make any distributions to the Seller other than in connection with the Liquidation; or
(s)    enter into any Contract or agreement to do any of the actions described in clauses (a) through (q) above.
5.2    Conduct of the Parent’s and Consolidated Subsidiaries’ Business. Except as required or contemplated by this Agreement, required by applicable Law, specified on Schedule 5.2 hereto, or consented to in writing by the Company and the Seller (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement through the Closing or the date on which this Agreement is terminated, the Parent and the Consolidated Subsidiaries (i) will operate the Parent’s Business only in the Ordinary Course of Business, (ii) will use commercially reasonable efforts to retain the employees and sales and other agents of the Parent and the Consolidated Subsidiaries or otherwise rendering services to the Parent’s Business, and preserve good business relationships with the such employees, customers and suppliers, and continued to compensate the such employees and sales and other agents in accordance with past custom and practice; (iii) will maintain the Parent’s books, accounts and records in accordance with past custom and practice; and (iv) will not do, or become obligated to do, any of the following:
(a)    adopt or propose any amendments to the Parent’s or the Merger Sub’s Certificate of Incorporation, Bylaws, or other organizational or governing documents;
(b)    create, form, or acquire any equity interest in any subsidiary entity;

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(c)    adjust, split, combine, recapitalize, or reclassify any of its membership or other equity interests;
(d)    issue, sell, pledge, dispose of, or encumber any Parent Shares or securities convertible into or exchangeable for Parent Shares, whether directly or indirectly, other than (i) the issuance of shares of Parent Common Stock upon the exercise of any Parent Equity Awards outstanding as of the date of this Agreement in accordance with its terms, and (ii) the issuance of Parent Equity Awards granted subsequent to the date hereof under Parent Stock Plans in the Ordinary Course of Business consistent with past practice;
(e)    declare, set aside, make, or pay any dividend or distribution (whether in case, equity interests, property, or any combination thereof) on any of the Parent Securities;
(f)    create, incur, assume or agree to create, incur, assume or guarantee, any Indebtedness;
(g)    institute any increase in, amend, enter into, terminate or adopt any Parent Benefit Plan, other than as required by any such existing plan or by Law;
(h)    make any changes in the compensation of the officers or employees of the Parent or any Consolidated Subsidiaries;
(i)    make any change in the accounting principles, methods, practices or policies applied in the preparation of the Parent’s Financial Statements;
(j)    sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets having a fair market value in excess of $10,000, individually, or $25,000 in the aggregate, or create or suffer to exist any Lien on any of the Parent Assets;
(k)    enter into any employment, severance or similar Contract or agreement with any partner, officer, consultant, independent contractor or employee of the Parent or any of the Consolidated Subsidiaries or independent contractor otherwise rendering services to the Parent’s Business, involving any payments for an amount in excess of $10,000, individually, or $25,000, in the aggregate;
(l)    enter into any other transaction or Contract or agreement with any Affiliate of the Parent or any of the Consolidated Subsidiaries, or enter into any collective bargaining agreement;
(m)    make any loan, advance or capital contribution to or cash investment in any Person, other than advances to employees in the Ordinary Course of Business for travel and similar business expenses;
(n)    write down or write up the value of any asset by more than $10,000, individually, or $25,000 in the aggregate;

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(o)    commence or settle any Action asserting Losses in excess of $20,000, individually, or $40,000, in the aggregate, against any other Person;
(p)    (i) settle or compromise any material Tax Claim, audit, or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax Claim or assessment relating to the Parent or its Consolidated Subsidiaries;
(q)    amend or modify any Parent Material Contract, except in the Ordinary Course of Business, or terminate or enter into any Parent Material Contract;
(r)    declare or pay any dividends to the Parent Stockholders; or
(s)    enter into any Contract or agreement to do any of the actions described in clauses (a) through (r) above.
5.3    No Solicitation.
(a)    From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), each Party shall not, and shall cause its representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the submission of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or provide access to such Party’s books, records, properties or employees or furnish to any Person any nonpublic or confidential information or data with respect to any Acquisition Proposal; or (ii) approve or recommend an Acquisition Proposal or any agreement, arrangement or understanding relating to an Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing), or enter into any merger agreement, letter of intent, confidentiality agreement, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement, understanding or arrangement relating to an Acquisition Proposal (each, an “Acquisition Agreement”), or enter into any agreement, understanding or arrangement, whether or not in writing or binding on any party, requiring such Party to abandon, terminate or fail to consummate the Merger or breach its obligations hereunder or resolve, authorize, propose or agree to do any of the foregoing. Except as expressly permitted in this Section 5.3, neither the Parent Board shall effect a Parent Adverse Recommendation Change, nor shall the Company Board effect a Company Adverse Recommendation Change.
(b)    Notwithstanding anything contained in Section 5.3(a), prior to the approval of the issuance of the Parent Shares at the Parent Stockholders’ Meeting, either Party may

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furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide, unsolicited written Acquisition Proposal made or received after the date hereof, which such Party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor, if any, and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any representative of such Party shall have breached this Section 5.3; (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Law; (C) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Parties written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and provides the other Party with a copy of such agreement; and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Parties (to the extent such nonpublic information has not been previously furnished by such Party to the other Parties) and a list of all nonpublic information to be furnished to such Person. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any representative of such Party (whether or not such representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 5.3 by such Party, the taking of such action by such representative shall be deemed to constitute a breach of this Section 5.3 by such Party for purposes of this Agreement.
(c)     If any Party or any representative of such Party receives an Acquisition Proposal, any inquiry that could reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to such Party or any of its Consolidated Subsidiaries or for access to the business, properties, assets, books, or records of such Party or any of its Consolidated Subsidiaries by any third party at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal) advise the other Parties orally and in writing thereof. In such notice, such Party shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request and a copy of any written correspondence related thereto. Such Party shall keep the other Parties informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal and any modification or proposed modification thereto, and shall provide the other Parties with copies of all written correspondence with such third party or its representatives. In addition to the foregoing, each Party shall provide the other Parties with at least five (5) Business Days’ written notice of a meeting of its Board of

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Directors (or any committee thereof) at which its Board of Directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received.
(d)    Except as expressly permitted in this Section 5.3, neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change; or, in either case, enter into (or permit any of its respective Consolidated Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the approval of the issuance of the Parent Shares at the Parent Shareholders’ Meeting, the Company Board may effect a Company Adverse Recommendation Change and/or the Parent Board may effect a Parent Adverse Recommendation Change and either the Company and/or Parent (or one of their respective Consolidated Subsidiaries) may enter into an Acquisition Agreement if (i) such party promptly notifies the other Party in writing at least five (5) Business Days (the “Superior Offer Notice Period”) before making a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, or entering into (or causing one of its Consolidated Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that such Party has received an Acquisition Proposal and it intends to effect a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, and/or such Party intends to enter into an Acquisition Agreement, (ii) such Party attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer, (C) such Party shall, and shall cause its representatives to, during the Superior Offer Notice Period, make itself available to negotiate with the other Party in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, if the other Party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Offer Notice Period, there is any material revision to the terms of a Superior Offer, including any revision in price, the Superior Offer Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Superior Offer Notice Period subsequent to the time such Party notifies the other Party of any such material revision (it being understood that there may be multiple extensions)), and (iv) such Party’s Board of Directors (or a committee thereof) determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Acquisition Proposal continues to constitute a Superior Offer after taking into account any adjustments made by the other Party during the Superior Offer Notice Period in the terms and conditions of this Agreement.
(e)     Each Party shall immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its or their representatives to continue, any existing activities, discussions, negotiations and communications with any Person that relate to any Acquisition Proposal and cause the destruction or return of any nonpublic information provided to such Person.
5.4    Access to Information. Following the Closing, subject to the Parties’ compliance with all applicable privacy laws, including HIPAA, each Party shall preserve and, upon reasonable

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advance notice, afford to the other Party’s officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to all records pertaining to the Company Assets or the Parent Assets, as applicable, including the Company’s company records, the Parent’s corporate records, as well as the right to review the preparation of the Financial Statements, Parent Financial Statements, and the working papers related thereto. The Parent, however, shall not be entitled to access to any materials containing privileged communications or information about employees, disclosure of which might violate an employee’s reasonable expectation of privacy.
5.5    Registration Statement; Parent Proxy Statement.
(a)    As promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement if reasonably possible, the Parent shall prepare and file the Parent Proxy Statement and the Form S-4 Registration Statement, in which the Parent Proxy Statement will be included. Each Party shall furnish all information concerning such Party and the holders of its capital stock or membership interests (as the case may be) as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and the Parent Proxy Statement and any amendment thereto. Each Party shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Parent Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and to keep the Form S-4 Registration Statement effective for so long as necessary to complete the Merger. The Parent will cause the Parent Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act and such Form S-4 Registration Statement shall include the Parent Board Recommendation. Each Party shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Form S-4 Registration Statement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The Parent shall also promptly file, and use commercially reasonable efforts to cause to become effective as promptly as possible, any amendment to the Form S-4 Registration Statement, including the Parent Proxy Statement and, if required, the Parent shall mail to its stockholders any such amendment that becomes necessary after the date the Form S-4 Registration Statement is declared effective.
(b)    The Parties shall respond promptly to any comments of the SEC or its staff with respect to the Form S-4 Registration Statement or the Parent Proxy Statement. Each Party shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Form S-4 Registration Statement or the Parent Proxy Statement or other information, shall consult with the other prior to responding to any such comments or requests or filing any amendment or supplement to the Form S-4 Registration Statement or the Parent Proxy Statement, and shall provide the other with copies of all correspondence and a reasonably detailed summary of all oral communications between it and the SEC and its staff. If any Party becomes aware

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of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Parent Proxy Statement or the Form S-4 Registration Statement, then the Party that discovers such information shall promptly inform the other Parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, if required by Law, disseminated to the Parent Stockholders.
(c)    Notwithstanding anything to the contrary stated above, prior to filing and mailing the Parent Proxy Statement or the Form S-4 Registration Statement (or any amendment or supplement thereto), each Party shall provide the other Parties, as applicable, a reasonable opportunity to review and comment on such Parent Proxy Statement or the Form S-4 Registration Statement and shall discuss with the other Parties and include in such Parent Proxy Statement or the Form S-4 Registration Statement, comments reasonably and promptly proposed by such applicable Party.
(d)    Each Party will advise the others, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Parent Proxy Statement or the Form S-4 Registration Statement.
(e)    The Company agrees that, following Closing, it will not effect any disposition of the Parent Shares that would constitute a sale under the Securities Act, except in accordance with the Securities Act.
5.6    Parent Stockholder Approval.
(a)    The Parent shall take all action necessary under all applicable requirements of Law to call, give notice of, convene and hold a meeting of the holders of Parent Common Stock (including any adjournments or postponements thereof, the “Parent Stockholders’ Meeting”) for the purpose of obtaining the Parent Stockholder Vote.
(b)    The Parent (in consultation with the Company and the Seller) shall set a single record date for persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date (whether in connection with the Parent Stockholders’ Meeting or any adjournment or postponement thereof) without the prior written consent of the Company. Subject to Section 5.3 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval of the issuance of the Parent Shares pursuant to this Agreement; and (ii) take all other actions necessary or advisable to secure the Parent Stockholder Vote. Parent shall keep the Company updated with respect to proxy solicitation results as requested by the Company. The Parent Stockholders’ Meeting shall be held (on a date selected by the Parent in consultation with the Company and the Seller) as promptly as practicable after the Form S‑4 Registration Statement is declared effective under the Securities Act. Once the Parent Stockholders’ Meeting has been called and noticed, the Parent shall not postpone or adjourn the Parent Stockholders’ Meeting without the consent of the Company (which consent shall not be unreasonably withheld), other than (i) for the absence of a quorum or (ii) to allow

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reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Stockholders’ Meeting. If the Parent Board makes a Parent Adverse Recommendation Change, it will not alter the obligation of Parent to submit to the holders of Parent Common Stock approval of the issuance of the Parent Shares pursuant to this Agreement, unless the Agreement shall have been terminated in accordance with its terms prior to the Parent Stockholders’ Meeting.
(c)    Promptly following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the New York Business Corporations Law.
5.7    Commercially Reasonable Efforts; Cooperation.
(a)    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each Party agrees to use all commercially reasonable efforts to (i) as promptly as practicable, make or obtain (as applicable), from any Governmental Authority or other Person, all notices, filings, consents, waivers, approvals, authorizations, permits or orders required to be made or obtained by such Party in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) prevent the issuance of, or lift or rescind, any judgment, injunction, order, decree or ruling or the taking of any action by any Governmental Authority that could materially adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement, (iii) not take any action, or knowingly omit to take any action, that would be reasonably likely to result in any of the conditions to the Closing of the transactions contemplated by this Agreement not being satisfied, and (iv) in the event that any Action relating to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto.
(b)    Each Party shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such Party, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority whose consent is required, or alleging that the consent of such third party or Governmental Authority is or may be required, with respect to the transactions contemplated by this Agreement.
5.8    Notification of Certain Matters. Each Party shall give prompt notice to the others of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (y) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied; (ii) any failure

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of the such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (v) any Action commenced, or to the Company’s Knowledge or the Parent’s Knowledge, threatened, against the Company or the Parent or any Consolidated Subsidiaries, as applicable, that are related to the Merger, the issuance of the Parent Shares, or the other transactions contemplated by this Agreement; and (vi) any event, change, or effect between the date of this Agreement and the Closing Date which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c) of this Agreement (in the case of the Company) or Section 6.3(a), Section 6.3(b), or Section 6.3(c) (in the case of the Parent and the Merger Sub), to be satisfied. In no event shall: (A) the delivery of any notice by a party pursuant to this Section 5.8 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; or (B) constitute an exception to the representations or warranties herein. This Section 5.8 shall not constitute a covenant or agreement for purposes of Section 6.2(b) or Section 6.3(b).
5.9    Directors and Officers. The Company shall obtain and deliver to the Parent at or prior to Closing the resignation of each director of the Company. Effective at the Closing, the Board of Directors of the Parent shall obtain such resignations and make such appointments as may be required to ensure that the officers and the composition of the Board of Directors of the Parent are as set forth on Schedule 5.9.
5.10    Voting and Standstill Agreement.
(a)    Effective at Closing, the Parent, the Seller and the other parties set forth on the signature pages thereto will enter into a Voting and Standstill Agreement in the form attached hereto as Exhibit A (the “Voting and Standstill Agreement”). The Voting and Standstill Agreement will provide that (i) the Board of Directors of the Parent will consist of seven directors from the Closing Date until the earlier of (I) the annual meeting of the Parent’s Stockholders scheduled for June 2018 and (II) June 30, 2018; (ii) the Seller will have the right to nominate three directors of the Parent for election at the June 2017 and June 2018 annual meeting of the Parent’s Stockholders; (iii) the directors of the Parent in office immediately prior to Closing (except for Tom Watford) who continue as a director of Parent subsequent to the Closing and any new directors nominated by such directors under the provisions of this Section 5.10 (the “Continuing Directors”) will have the right to nominate three directors of the Parent for election at the June 2017 and June 2018 annual meeting of the Parent’s Stockholders; (iv) the Seller and the Continuing Directors will have the right to jointly nominate one director of the Parent, who shall be Tom Watford unless he declines or fails to serve, for election at the June 2017 and June 2018 annual meeting of the Parents’ Stockholders; (v) the Parent will include such nominees in its proxy statement for the June 2017 and June 2018 annual meeting of the Parents’ Stockholders; and (vi) the Seller will vote all shares of Parent Common Stock that it owns in favor of the foregoing nominees at the June 2017 and June 2018 annual meeting of the Parent’s Stockholders. In

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the event of the Liquidation, the Seller Members will be substituted for the “Seller” under this Section 5.10 and the Seller Members will be the counterparties to the Voting and Standstill Agreement in place of the Seller.
(b)    The Voting and Standstill Agreement will further provide that, prior to the date of the annual meeting of the Parent’s Stockholders held in June 2019 (the “Standstill Termination Date”), the Seller will not acquire any shares of Parent Common Stock, whether through open-market purchases, private purchases, or otherwise, except for acquisitions of newly issued shares of Parent Common Stock directly from the Parent, that would cause the Seller to own more than fifty percent (50.0%) of the total number of shares of Parent Common Stock then outstanding. In addition, the Voting and Standstill Agreement will provide that the Seller will not take any action to prevent the Parent from raising any new equity required prior to the Standstill Termination Date from investors other than the Seller if the Parent’s Board of Directors so desires; provided, that the Seller or its successor(s) in interest shall have been offered the opportunity to purchase its pro rata portion of such offering (based on the Parent Common Stock beneficially owned as of such date by Seller compared to the total number of shares of Parent Common Stock then outstanding) on the same terms and conditions of such offering.
5.11    Pre-Closing Capital.
(a)    The Parties understand that certain members of the Seller and the Seller intend to invest Two Million Five Hundred Thousand Dollars ($2,500,000.00) in the Company between the date of this Agreement and the Closing for working capital purposes (the “Pre-Closing Capital”). Certain members of the Seller will invest the Pre-Closing Capital in the Seller and the Seller will loan the Pre-Closing Capital to the Company. The Pre-Closing Capital will be in the form of subordinated, convertible debt bearing interest at eight and one quarter percent (8.25%) that will be converted by the Seller members to equity in the Seller immediately prior to Closing; provided, however, that to the extent that the Parent’s Net Debt (as defined below) immediately prior to Closing is less than the applicable Net Debt Target (as defined below), the amount of Pre-Closing Capital that converts to equity in the Seller prior to Closing will be reduced on a dollar-for-dollar basis, with such non-converted debt becoming a non-convertible post-Closing obligation of the Survivor to the Seller members that provided the Pre-Closing Capital, subordinated to the other borrowings of Survivor and Parent (the “Century Subordinated Debt”). For the avoidance of doubt, the amount of Pre-Closing Capital that can become Century Subordinated Debt pursuant to this Section 5.11(a) cannot be more than Two Million Five Hundred Thousand Dollars ($2,500,000.00), and in the event the amount of Century Subordinated Debt that would result from the initial application of the provisions of this Section 5.11(a) is less than $200,000.00 (the “Minimum Amount”), such Minimum Amount shall be deemed to convert into equity in the Seller prior to Closing notwithstanding the other provisions of this Section 5.11(a). Such Century Subordinated Debt shall be represented by a promissory note in form and substance attached hereto as Exhibit 5.11, and to the extent required by the terms of any Indebtedness of the Parent, the holders thereof agree to enter into a customary subordination agreement with SWK and/or CNH with respect to the Century Subordinated Debt.

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“Net Debt” means (x) the Net Cash Amount (as defined below) and the accounts receivable of the Parent and the Consolidated Subsidiaries immediately prior to Closing (less any applicable doubtful accounts reserve), minus (y) the Debt Items (as defined below), in each case as determined immediately prior to Closing and calculated in accordance with GAAP applied on a basis consistent with the preparation of the Parent Financial Statements.
“Net Cash Amount” means (x) the available cash and cash-equivalents of the Parent and the Consolidated Subsidiaries, determined in accordance with GAAP, but excluding (i) any restricted cash (including any amounts held on deposit), (ii) the amount of any issued but uncleared checks and drafts, to the extent not already taken into account in the determination available cash and (iii) any instruments or securities that cannot be immediately converted into cash, plus (y) any amounts) paid by the Parent or any of the Consolidated Subsidiaries prior to Closing with respect to fees, expenses, and other costs that, pursuant to Section 8.3(a), will be the responsibility of the Parent upon the consummation of the Closing, minus (z) any cash resulting from the sale of Parent Common Stock, or any other securities or instruments convertible into or exercisable for Parent Common Stock or other equity interests in the Parent, from and after February 1, 2017.
“Debt Items” means, without duplication, (x) all Indebtedness of the Parent and the Consolidated Subsidiaries (other than any Indebtedness of the type identified in clause (g) thereof) plus (y) the following liabilities of the Parent and the Consolidated Subsidiaries: accounts payables greater than 90 days outstanding, escheatment, short-term and long-term lease liabilities, accrued settlement and related legal expenses, deferred revenue, severance obligations and accrued lender (SWK) termination fee; provided, however, that the Debt Items shall not include any amounts payable with respect to fees, expenses, and other costs that, pursuant to Section 8.3(a), will be the responsibility of the Parent upon the consummation of the Closing. For the avoidance of doubt, any Debt Item that is affected or offset by an accrued settlement expense will be excluded to avoid duplication. An example of the determination of the Debt Items is set forth on Schedule 5.11(a), and the calculation and determination of the Debt Items shall be consistent with the methodology used in such schedule.
“Net Debt Target” means (i) if the Closing occurs prior to May 15, 2017, the Net Debt Target shall be ($6,900,000), i.e., negative $6,900,000; and (ii) if the Closing occurs on or after May 15, 2017, the Net Debt Target shall be ($6,500,000), i.e., negative $6,500,000.
(b)     Post Closing Determination. Within sixty (60) days after the Closing, the Parent will prepare in good faith and deliver to the Seller a certificate (the “Net Debt Certificate”) executed by the Parent setting forth an itemized listing of the components of Net Debt as of Closing and, based thereon, the Parent’s calculation of the Net Debt and the Century Subordinated Debt.
(c)    Right to Dispute. If the Seller (or its designee) delivers written notice (the “Disputed Items Notice”) to the Parent within thirty (30) days after receipt by the Seller of the Net Debt Certificate stating that the Seller objects to any items in the Net Debt Certificate (the “Disputed Items”), the Parent and the Seller will attempt to resolve and finally determine

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and agree upon the Disputed Items as promptly as practicable. If the Seller does not deliver a Disputed Items Notice to the Parent within thirty (30) days after receipt by the Seller of the Net Debt Certificate, the Net Debt specified in the Net Debt Certificate shall be presumed to be true and correct in all respects and shall be final and binding on the parties.
(d)    Arbitration of Disputes. If the Parent and the Seller are unable to agree upon the Disputed Items within thirty (30) days after delivery of the Disputed Items Notice, the Parent and the Seller will appoint an independent, nationally-recognized accounting firm reasonably acceptable to each of them (in either case, the “Independent Accounting Firm”) to resolve the Disputed Items. The Independent Accounting Firm shall (i) address only the Disputed Items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party, and (ii) re-calculate the Net Debt and the Century Subordinated Debt, as modified only by the Independent Accounting Firm’s resolution of the Disputed Items. The Parent and the Seller will each have the same opportunity to present its position and submit materials regarding the Disputed Items to the Independent Accounting Firm. The Independent Accounting Firm will make a written determination of each Disputed Item within thirty (30) days after being appointed and such determination shall be final and binding on the parties. The fees, costs and expenses of the Independent Accounting Firm will be allocated to and borne by the Parent and the Seller based on the inverse of the percentage that the Independent Accounting Firm’s determination of the Disputed Items bears to the total value of the Disputed Items originally submitted to the Independent Accounting Firm. For example, should the value of the Disputed Items total $1,000, and should the Independent Accounting Firm award $700 in favor of the Parent’s position, then 70% of the aggregate costs of the Independent Accounting Firm would be borne by the Seller and 30% would be borne by the Parent.
(e)    Adjustment. At such time as the Net Debt is finally determined, the promissory note evidencing the Century Subordinated Debt shall be amended to provide that the amount of outstanding principal, effective as of Closing, shall be the amount of Century Subordinated Debt as finally determined herein.
(f)    Access to Information. The Seller, Century and their advisors (including accountants and lawyers) shall be given full access at all reasonable times to (and shall be allowed to make copies of) the books and records of the Parent and to any personnel of the Parent reasonably requested by such Persons, in each case in connection with the determination of the Net Debt or any dispute relating thereto.
5.12    Confidentiality.
(a)    Any information provided to or obtained by the Parties in connection with the transactions contemplated by this Agreement will be subject to the Confidentiality Agreement, and shall be held by the Parties in accordance with, and be subject to the terms of, the Confidentiality Agreement.

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(b)    The Parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.
5.13    Non-Solicit.
(a)    To assure that the Parent and the Parents’ Stockholders will realize the benefits of the Merger, and as part of the value to be received by the Parent in connection with such transactions, for a period of one (1) year from and after the Closing Date, neither the Seller nor any Seller Member (collectively, the “Restricted Parties”) shall:  directly or indirectly, induce or attempt to induce any executive or managerial employee of the business of the Parent or any of the Consolidated Subsidiaries to leave the employ of such entity; provided, however, that nothing herein shall prohibit any Restricted Party or any company with which any of the foregoing is affiliated either (a) from making general solicitations for employment not directly targeted at such employees and hiring any employee who responds to such solicitation or (b) from soliciting or hiring any Person who ceased to be an employee of the Parent or any of its Consolidated Subsidiaries at least 6 months prior thereto. Notwithstanding anything to the contrary contained herein, actions of a portfolio company or Affiliate of Seller or Seller Member shall not be construed a breach of this Section 5.14 by Seller or Seller Member, as applicable, absent the direction of the Seller or Seller Member to engage in such action.
(b)    If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.13 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
(c)    Each Restricted Party hereby acknowledges and agrees that in the event of a breach by such Restricted Party of any of the provisions of this Section 5.13, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, the Parent and its successors or assigns shall be entitled to, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.
5.14    Tax Matters.
(a)    The Parties shall use their respective commercially reasonable efforts to cause the transactions contemplated by this Agreement to qualify, and agree not to, and not to permit or cause any affiliate or any Consolidated Subsidiary to, take any actions or cause

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any action to be taken which would reasonably be expected to prevent such transactions from qualifying, as a “reorganization” under Section 368(a) of the Code.
(b)    This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the transactions contemplated by this Agreement as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
5.15    Employees; Benefit Plans.
(a)    With respect to any Parent Benefit Plan (excluding any retiree healthcare plans or programs maintained by Parent or any of its Consolidated Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Consolidated Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Consolidated Subsidiaries) in which any employees of the Company and its Consolidated Subsidiaries who remain employed immediately after the Closing Date (collectively, the "Company Continuing Employees") will participate effective as of the Closing Date, Parent shall, or shall cause the Survivor to, credit all service of the Company Continuing Employees with the Company or any of its Consolidated Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan. Notwithstanding the foregoing, the Parent and the Company shall work in good faith prior to Closing to determine whether the Company Benefit Plans shall be maintained or if the Company Continuing Employees should be covered by the Parent Benefit Plans
(b)    This Section 5.15 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.15, express or implied, shall confer upon any Company employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.15. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Survivor, Parent or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Survivor, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Closing Date. The parties hereto acknowledge and agree that the terms set forth in this Section 5.15 shall not create any right in any Company employee or any other Person to any continued employment with the Survivor, Parent, or any of their

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respective Consolidated Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company employee and the Survivor.
5.16    Directors' and Officers' Indemnification and Insurance.
(a)    Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by Seller or the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date an officer, director, or manager of the Seller, the Company or any of its Consolidated Subsidiaries (each an "Indemnified Party") as provided under applicable Law, in the Operating Agreement, in the Amended and Restated Limited Liability Company Agreement of the Seller, dated July 31, 2014, or pursuant to any other Contracts in effect on the date hereof and disclosed in Schedule 5.16(a) of the Company Disclosure Schedules, shall be assumed by the Survivor in the Merger, without further action, at the Closing Date and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(b)    For six years after the Closing Date, to the fullest extent permitted under applicable Law, Parent and the Survivor shall indemnify, defend, and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments, and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments, and fines as such expenses are incurred, subject to the Survivor's receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Survivor will not be liable for any settlement effected without the Survivor's prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).
(c)    The Survivor shall, and Parent shall cause the Survivor to: (i) maintain in effect for a period of six years after the Closing Date, if available, the current policies of directors' and officers' liability insurance maintained by the Company immediately prior to the Closing Date (provided, that the Survivor may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Consolidated Subsidiaries when compared to the insurance maintained by the Company as of the date hereof); or (ii) obtain as of the Closing Date "tail" insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and

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its Consolidated Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Closing Date (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Survivor be required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by the Company or any of its Consolidated Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth on Schedule 5.16(c) of the Company Disclosure Schedules (the "Maximum Premium"). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Survivor will obtain, and Parent will cause the Survivor to obtain, that amount of directors' and officers' insurance (or "tail" coverage) obtainable for an annual premium equal to the Maximum Premium.
(d)    The obligations of Parent and the Survivor under this Section 5.17 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.17 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.17 applies shall be third party beneficiaries of this Section 5.17, each of whom may enforce the provisions of this Section 5.17).
(e)    In the event Parent, the Survivor, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Survivor, as the case may be, shall assume all of the obligations set forth in this Section 5.17. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.17 is not prior to, or in substitution for, any such claims under any such policies.
5.17    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.18), each of the parties hereto shall, and shall cause its Consolidated Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid

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an action or proceeding by, any Governmental Authorities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party's counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.
(b)    In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.
5.18    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent, and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Authority to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.19 shall not apply to any release or announcement

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made or proposed to be made in connection with and related to: (a) a Company Adverse Recommendation Change, (b) a Parent Adverse Recommendation Change; or (c) any disclosures made in compliance with Section 5.3.
5.19    Takeover Statutes. If any "control share acquisition," "fair price," "moratorium," or other anti-takeover Law becomes or is deemed to be applicable to the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
5.20    Section 16 Matters. Prior to the Closing Date, the Company, Parent, and Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Closing Date.
5.21    Stock Exchange Matters. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on NYSE MKT, subject to official notice of issuance, prior to the Closing Date; provided, that if the Parent Common Stock is involuntarily delisted by action of the NYSE prior to the Closing Date, this Section 5.22 shall no longer be applicable.
5.22    Further Assurances. At and after the Closing Date, the officers and directors of the Survivor shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Survivor any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Survivor as a result of, or in connection with, the Merger.
5.23    SWK Equity Requirement. In satisfaction of a borrowing condition applicable at Closing, the Parent shall have issued shares of Parent Common Stock (the “SWK Requirement Shares”) in exchange for cash equity investments aggregating $3.5 million between January 31, 2017 and Closing (or for a period of up to 90 days thereafter) (the “SWK Equity Requirement”). To the extent that the Parent is unable to raise the entire SWK Equity Requirement from purchasers unaffiliated with the Seller (the “Unaffiliated Purchasers”), Century Focused Fund III, L.P. or its designee (“Century”) shall within 90 days of Closing have purchased up to a maximum of $1,750,000 in SWK Requirement Shares (or such lesser available amount of the SWK Requirement Shares if Unaffiliated Purchasers have acquired more than $1,750,000 in SWK Requirement Shares), and provided, further, that Century shall not be required to purchase more than the total amount of SWK Requirement Shares purchased by Unaffiliated Purchasers at any point (i.e., Century shall only be required to purchase half of all SWK Requirement Shares) . The parties understand and agree that

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Century will be offered, and will purchase, its allotment of the SWK Requirement Shares on terms identical, on a share-for-share basis, to the terms on which the Unaffiliated Purchasers purchase their allotment of SWK Requirement Shares. By way of example, if Unaffiliated Purchaser A purchases $1.6 million of SWK Requirement Shares on A Terms and Unaffiliated Purchaser B purchases $150,000 of SWK Requirement Shares on B Terms, Century will be offered, and will purchase, $1.6 million of SWK Requirement Shares on A Terms and $150,000 of SWK Requirement Shares on B Terms. Notwithstanding the foregoing, the terms of the warrant(s) issued to Century in connection with any purchase of the SWK Requirement Shares shall be substantially in the form attached hereto as Exhibit 5.23.
5.24    SWK Guaranty. In connection with any guaranty required by the Seller or its Affiliate pursuant to the Commitment Letter (as defined herein) provided by SWK (the “Seller Guaranty”), at Closing, the Parent shall be obligated to issue to Century or its designee warrants to purchase Parent Common Stock as follows (the “Century Guaranty Warrants”). Century or its designee will initially receive warrants to purchase that number of shares of Parent Common Stock equal to (x) the Coverage Amount divided by (y) the average closing price for the Parent Common Stock for the last five (5) consecutive trading days preceding Closing (the “Applicable Price”), such warrants to be exercisable at the Applicable Price. The “Coverage Amount” shall initially be $200,000; provided, that if payment is ever required to be made under the Seller Guaranty, the Coverage Amount shall be $1,800,000, and the Parent shall issue at the time of such payment on the Seller Guaranty (the “Payment Date”) an additional Century Guaranty Warrant to Century or its designee based on such Coverage Amount, and the Applicable Price for such additional Century Guaranty Warrant shall be the average closing price for the Parent Common Stock for the last five (5) consecutive trading days preceding the Payment Date. The terms of the Century Guaranty Warrants shall otherwise be on terms substantially similar to the warrant issued to Century in connection with the SWK Requirement Shares with the following changes: (1) the Century Guaranty Warrants shall not be subject to a “call” right; (2) the Century Guaranty Warrants shall provide for a “cashless exercise” at any time; (3) the term of the Century Guaranty Warrants shall be seven (7) years; and (4) the initial Century Guaranty Warrant issued at Closing shall not be exercisable for twelve (12) months from Closing. Further, the terms of the Seller Guaranty shall provide that the Seller or its Affiliate shall only be required to provide such guaranty from Closing through November 30, 2017, at which time Century may withdraw or terminate the Seller Guaranty at its election. The Seller Guaranty shall provide that, in the event that the guarantor ever makes payment on such guaranty (the “Guaranteed Debt”), the Parent shall issue a promissory note evidencing such Guaranteed Debt to Century or its designee, which such note shall otherwise be substantially in the form attached as Exhibit 5.11, except that the interest rate on the Guaranteed Debt shall be the lesser of 25% or the maximum amount permitted by law from the Payment Date until the Guaranteed Debt is paid in full. In connection with the borrowings under the SWK credit facility that are covered by the Seller Guaranty, the Parent and Century shall enter into a side letter at Closing in the form attached hereto as Exhibit 5.24 (the “Credit Facility Side Letter”).
5.25    Financing. The Company agrees to provide, and will use commercially reasonable efforts to cause its representatives (including its officers, directors, employees, agents, attorneys, accountants and advisors) to provide such cooperation reasonably requested by Parent in connection with securing the debt financing for the transactions contemplated by this Agreement, including

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using commercially reasonable efforts to (i) cause upon reasonable advance notice by Parent, appropriate officers and employees (including senior management of the Company) to be available for meetings, the preparation of disclosure documents in connection with any such financing, and sessions with prospective lenders and their respective advisors, in each case, that are customary for financings of a type similar to the financing contemplated by the Commitment Letters, (ii) cause to be promptly provided to Parent, its affiliates and its financing sources all material financial information and other pertinent information in their possession with respect to the Company and the transactions contemplated hereby as reasonably requested by Parent or Parent’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the transactions contemplated hereby, (iii) furnish to Parent and its financing sources as promptly as practicable following the date hereof the Required Information, (iv) assist the Parent and its financing sources in a timely manner with the preparation of lender and investor presentations, customary and reasonably available marketing materials and similar documents and other materials reasonably required by Parent or its financing sources (including (x) providing customary executed authorization and management representation letters and (y) in the Parent’s preparation of any pro forma financial statements required to be delivered by Parent’s financing sources, if any, (v) cause its independent accountants and counsel to provide assistance to the Parent for fees consistent with the Company’s existing arrangements with such accountants and counsel, (vi) facilitate the pledging of collateral and granting of security interests to the extent in connection with such financing, (vii) at least ten (10) Business Days prior to the Closing, provide the documentation and other information about the Company and each of its respective representatives as is reasonably requested with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, (viii) cause the taking of corporate, limited liability company or other organizational actions (subject to the occurrence of the Closing) by the Company necessary to permit the completion of such financing (provided that such corporate, limited liability or other organizational actions shall be deemed to become effective only if and when the Closing occurs), (ix) ensure that any syndication efforts benefit from existing lending relationships, (x) reasonably cooperate with Parent’s financing sources in connection with their evaluation of the Company’s current assets, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements, and to the extent required in connection with such financing, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (xi) take all actions reasonably necessary or reasonably requested by the Parent’s financing sources or the Parent necessary to permit the consummation of such financing and to obtain the proceeds thereof, including, facilitating the execution and delivery at the Closing of definitive documents reasonably related to such financing (such documents, the “Debt Documents”) on the terms contemplated by the Commitment Letters, in connection with the authorization of such financing and the Debt Documents and the execution and delivery of the Debt Documents in anticipation of the Closing (including, issuing such certificates and certifications as requested, including a solvency certificate), provided, that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and (ii) neither the Company nor the Seller shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letters prior to the Closing. Further, the assistance required under this Section 5.25 shall not include: (1) taking any actions that the Company or the Seller reasonably believes would (x) result in a violation of any law, contract or confidentiality

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arrangement or the loss of any legal or other privilege or (y) cause any representation or warranty in this Agreement to be breached or any condition to Closing to fail to be satisfied; (2) consenting to the prefiling of UCC-1s or any other grant of Liens or incurring any liability as an issuer, guarantor, pledger or obligor; (3) any requirement to provide a legal opinion; (4) a requirement that the Company, Seller or any of their respective Affiliates agree to any contractual obligation or executes any document, certificate or instrument, or make any representation or warranty, in connection with the financings or the marketing thereof, except, solely with respect to the Company, for any such contractual obligation, document, certificate or instrument that is conditioned upon, and not effective until, the consummation of Closing and terminates without liability to the Company, the Seller or any of their respective Affiliates (including the Company) upon termination of this Agreement; (5) any requirement that the Company, the Seller or any of their respective Affiliates take any action (such as board resolutions or other similar consents of any governing body) in order to approve the financing, any definitive agreement with respect thereto or any other matter or agreement in connection with the financing, other than, solely with respect to the Company, any such action that becomes effective only upon the consummation of the Closing (which action shall be approved or executed by the post-Closing members of the applicable governing body of such Company); or (6) preparing any financial statements, reports or analyses that are not prepared by, or reasonably available to, the Company in the ordinary course of business. The Company hereby consents to the use of all logos of the Company in connection with the Parent’s debt financing so long as such logos (i)(a) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and (b) are used solely in connection with a description of the Company, its business and products or the transactions contemplated hereby or (ii) are used in any other manner as reasonably approved by the Company.
ARTICLE VI.
CONDITIONS TO CLOSING
6.1    Conditions to Each Party’s Obligation to Close. The respective obligations of the Parties to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a)    Stockholder Approval. The issuance of the Parent Shares shall have been approved by the Parent Stockholder Vote.
(b)    No Injunctions or Restraints; Illegality. No Order prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect, and no Governmental Authority shall have instituted any proceeding seeking any such Order and such proceeding remains unresolved.
(c)    Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC.

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(d)     Listing. The Parent Shares shall have been approved for listing (subject to official notice of issuance) on the NYSE MKT; provided, that if the Parent Common Stock is involuntarily delisted by action of the NYSE prior to the Closing, this condition shall no longer be applicable.
(e)    SWK Equity Requirement. At least $1,750,000 in SWK Requirement Shares, or such lesser amount (but not below $1,460,000) as required to satisfy the SWK Equity Requirement as of Closing, shall have been issued to Unaffiliated Purchasers at the Closing, and the issuance of such number of SWK Requirement Shares as shall not have been issued prior to Closing shall have been approved by a vote of majority of the issued and outstanding shares of Parent Common Stock present and voting at the Parent Stockholders’ Meeting on a resolution approving the issuance of such number of SWK Requirement Shares.
(f)    Financings. The borrowings and other credit facilities with SWK and CNH contemplated by those financing commitment letters dated on or about the Effective Date (the “Commitment Letters”), executed copies of which were delivered to the Parent and the Seller as of the Effective Date, shall be consummated and funded in accordance with the terms set forth in the Commitment Letters, such consummation and funding to occur contemporaneously with or immediately prior to the Closing.
6.2    Conditions to Obligations of the Parent and the Merger Sub. The obligations of the Parent and the Merger Sub to close the transactions contemplated by this Agreement are also subject to the satisfaction, or waiver by Parent, at or prior to the Closing, of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company and Seller (other than in Sections 3.1 (‘Organization; Good Standing’), 3.2 (‘Authorization; Binding Effect’), 3.3 (‘Capitalization’), 3.4(a)(i) (‘Non-Contravention’), and 3.17 (‘Brokers’)) contained in ARTICLE III shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.3 (‘Capitalization’) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects only as of such earlier date); and (iii) the representations and warranties contained in Sections 3.1 (‘Organization; Good Standing’), 3.2 (‘Authorization; Binding Effect’), 3.4(a)(i) (‘Non-Contravention’), and 3.17 (‘Brokers’) shall be true and correct in all respects when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such

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representation or warranty shall be true and correct in all respects only as of such earlier date).
(b)    Performance of Obligations of the Company and Seller. The Company and Seller shall have performed in all material respects the covenants and agreements, and shall have made all the deliveries, required to be performed by each of them under this Agreement at or prior to the Closing.
(c)    Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by Company’s Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).
(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
6.3    Conditions to Obligations of the Company and Seller. The obligation of the Company and Seller to close the transactions contemplated by this Agreement is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Parent and the Merger Sub (other than in Sections 4.1 (‘Organization; Good Standing’), 4.2 (‘Authorization; Binding Effect’), 4.3 (‘Capitalization’), 4.4(a)(i) (‘Non-Contravention’), 4.5 (‘Brokers’), and 4.19 (‘Operations Since Balance Sheet Date; Absence of Changes’)) contained in ARTICLE IV shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) the representations and warranties of the Parent and the Merger Sub contained in Section 4.3 (‘Capitalization’) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects only as of such earlier date); and (iii) the representations and warranties contained in Sections 4.1 (‘Organization; Good Standing’), 4.2 (‘Authorization; Binding Effect’), 4.4(a)(i) (‘Non-Contravention’), and 4.5 (‘Brokers’) shall be true and correct in all respects when made and as of immediately prior to the Closing Date, as if made at and as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects only as of such earlier date).
(b)    Performance of Obligations of the Parent and the Merger Sub. The Parent and the Merger Sub shall have performed in all material respects the covenants and

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agreements, and shall have made all the deliveries, required to be performed by each of them under this Agreement at or prior to the Closing.
(c)    Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by Parent’s Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).
(d)    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect
(e)    Company Debt. All Indebtedness of the Company to Silicon Valley Bank, N.A. shall be repaid in full at or simultaneously with the Closing with funds arranged by Parent.
(f)    Century Guaranty Warrants; Seller Guaranty. The initial Century Guaranty Warrant, the Century Subordinated Debt and the Credit Facility Side Letter, each on the terms and conditions set forth herein, shall have been issued to Century at the Closing, and the Seller Guaranty issued to SWK shall be on the terms and conditions as set forth herein.
ARTICLE VII.
CLOSING
7.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of electronic signatures. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered. The Closing shall be deemed to be effective as of 12:01 a.m. Central Standard Time on the first business day following the Parent Stockholders’ Meeting (the “Closing Date”).
ARTICLE VIII.
TERMINATION
8.1    Termination. This Agreement may be terminated prior to the Closing (whether before or after the adoption of the Parent Stockholder Vote, unless otherwise specified below):
(a)    by mutual written consent of the Parties;
(b)     by any Party if the Closing shall not have occurred by the date that is six (6) months after the date hereof (subject to possible extension as provided in this Section 8.1, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1 shall not be available to the Parent and the Merger Sub (to be treated as one Person for this Section 8.1(b) and Section 8.1(c)), on the one hand, or to the Seller and the Company (to be treated as one Person for this Section 8.1(b) and Section 8.1(c)), on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Closing to occur on or before the End Date and such action or failure to act constitutes

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a breach of this Agreement; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then any Party shall be entitled to extend the End Date once for an additional sixty (60) days on written notice to the other Party not later than thirty (30) days prior to the End Date without giving effect to any such adjustment;
(c)    by any Party if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the issuance of Parent Shares, or the Closing of the transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order;
(d)    by any Party if the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed, the issuance of the Parent Shares shall have been submitted to the stockholders of the Parent for adoption at such meeting, and the Parent Stockholder Vote shall not have been obtained at such meeting (unless such Parent Stockholders’ Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);
(e)    by the Parent or the Merger Sub if either (i) a Company Adverse Recommendation Change shall have occurred, or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants set forth in Section 5.3, Parent shall have provided written notice thereof to the Company referencing this Section 8.1(e), and such breach shall not have been cured by the Company within two (2) days’ subsequent to receipt of such notice;
(f)    by the Parent if, in full compliance with the terms of this Agreement (including Section 5.3 hereof), Parent enters into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Offer; provided, that Parent shall have paid any amounts due pursuant to Section 8.3 hereof in accordance with the terms, and the times, specified therein;
(g)    by the Seller or the Company if either (i) a Parent Adverse Recommendation Change shall have occurred, or (ii) the Parent or Merger Sub shall have breached or failed to perform in any material respect any of their respective covenants set forth in Section 5.3 or Section 5.6, Company shall have provided written notice thereof to the Parent referencing this Section 8.1(g), and such breach shall not have been cured by the Parent within two (2) days’ subsequent to receipt of such notice;
(h)    by the Company if, in full compliance with the terms of this Agreement (including Section 5.3 hereof), the Company enters into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Offer; provided,

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that Company shall have paid any amounts due pursuant to Section 8.3 hereof in accordance with the terms, and the times, specified therein;
(i)    by the Parent or the Merger Sub, upon a breach of any representation, warranty, covenant or agreement on the part of the Seller or the Company set forth in this Agreement, or if any representation or warranty of the Seller or the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, that Parent shall have given the Company at least thirty (30) days’ written notice prior to such termination stating the intention of the Parent or Merger Sub to terminate this Agreement pursuant to this Section 8.1(i) and such breach shall not have been cured prior to expiration of such notice period; and
(j)    by the Seller or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of the Parent shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, that the Company shall have given Parent at least thirty (30) days’ written notice prior to such termination stating the intention of the Company to terminate this Agreement pursuant to this Section 8.1(j) and such breach shall not have been cured prior to expiration of such notice period.
The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give a notice of such termination to the other Parties specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.
8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 8.3 and shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. “Willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
8.3    Expenses; Termination Fees.
(a)    All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, whether or not the Closing occurs; provided, that in the event the Closing occurs, all fees and expenses incurred by the Seller and the

Company to the advisors identified on Schedule 8.3(a) in connection with this Agreement and the transactions contemplated hereby shall be paid by the Parent; and provided, further, that Parent shall pay all filing and application fees payable to NYSE MKT in connection

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with the listing of the Parent Shares to be issued at Closing; provided, further, that the Company and the Parent shall share equally all fees and expenses incurred in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits), the Parent Proxy Statement, and any amendments or supplements thereto.
(b)    If this Agreement is terminated by the Parent or the Merger Sub pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(h), the Seller shall pay to the Parent, within five (5) Business Days after termination, the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with this Agreement by the Parent and the Merger Sub (supported by true and correct copies of reasonable documentation provided by the Parent) up to a maximum of $750,000.
(c)    If this Agreement is terminated by the Parent pursuant to Section 8.1(f) or by Seller or the Company pursuant to Section 8.1(g), the Parent shall pay to the Seller, within five (5) Business Days after termination, the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with this Agreement by the Seller and the Company (supported by true and correct copies of reasonable documentation provided by the Seller) up to a maximum of $750,000.
(d)    If this Agreement is terminated by the Parent or the Merger Sub pursuant to Section 8.1(i), the Seller shall pay to the Parent, within five (5) Business Days after termination, aggregate amount of fees and expenses incurred in connection with this Agreement by the Seller and the Company (supported by true and correct copies of reasonable documentation provided by the Seller), not including any fees paid to financial advisors (but including any expense reimbursements paid to financial advisors) up to a maximum of $750,000.
(e)    If this Agreement is terminated by any Party pursuant to Section 8.1(d) or by the Seller or the Company pursuant to Section 8.1(j), the Parent shall pay to the Seller, within five (5) Business Days after termination, the aggregate amount of fees and expenses incurred in connection with this Agreement by the Seller and the Company (supported by true and correct copies of reasonable documentation provided by the Seller) , not including any fees paid to financial advisors (but including any expense reimbursements paid to financial advisors) up to a maximum of $750,000.
(f)    If this Agreement is terminated by a Party pursuant to Section 8.1(b) hereof and (i) prior to such termination, an Acquisition Proposal with respect to the Company shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and (ii) within twelve (12) months following the date of such termination of the Agreement the Company or its equityholders shall have entered into a definitive agreement with respect to an Acquisition Proposal with respect to the Company, or any Acquisition Proposal with respect to the Company shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed), then in any such event the Company

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shall, within five (5) Business Days, pay to Parent the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with this Agreement by the Parent and the Merger Sub (supported by true and correct copies of reasonable documentation provided by the Parent) up to a maximum of $750,000, less any amounts previously paid to the Parent pursuant to this Section 8.3 (it being understood that for all purposes of this Section 8.3(f), all references in the definition of Acquisition Proposal to “20%” shall be deemed references to “50%”).
(g)    It this Agreement is terminated: (i) either (A) by the Seller or the Company pursuant to Section 8.1(j) and the Parent Stockholder Vote shall not have been obtained at the Parent Stockholders’ Meeting (including any adjournment or postponement thereof); (B) by a Party pursuant to Section 8.1(b) and the Parent Stockholder Vote shall not have been obtained at the Parent Stockholders’ Meeting (including and adjournment or postponement thereof); or (C) by any Party pursuant to Section 8.1(d); and (ii) within twelve (12) months following the date of such termination of the Agreement the Parent or its stockholders shall have entered into a definitive agreement with respect to an Acquisition Proposal with respect to the Parent, or any Acquisition Proposal with respect to the Parent shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed), then in any such event the Parent shall, within five (5) Business Days, pay to the Company the greater of (i) a nonrefundable fee in the amount of $500,000 or (ii) the aggregate amount of fees and expenses incurred in connection with this Agreement by the Company (supported by true and correct copies of reasonable documentation provided by the Company) up to a maximum of $750,000, less any amounts previously paid to the Company pursuant to this Section 8.3 (it being understood that for all purposes of this Section 8.3(g), all references in the definition of Acquisition Proposal to “20%” shall be deemed references to “50%”).
(h)    If either Party fails to pay when due any amount payable by such Party under this Section 8.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
(i)    The Parties agree that the payment of the fees and expenses set forth in this Section 8.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 8.3 (other than with respect to fraud or willful and material breach), it being understood that in no event shall either Seller or Parent be required to pay fees or damages payable pursuant to this Section 8.3 (other than with respect to fraud or willful and material breach) on more than one occasion. Except for the payment of the fees and expenses set forth in this Section 8.3, subsequent to

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termination of this Agreement, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, subsidiary, financing source, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Closing to occur. Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of this Agreement, (ii) without these agreements, the Parties would not enter into this Agreement, and (iii) any amount payable pursuant to this Section 8.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.
ARTICLE IX.
MISCELLANEOUS
9.1    Non-Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing, and only the covenants that by their terms survive the Closing shall survive.
9.2    Entire Agreement. The Confidentiality Agreement, this Agreement, the Disclosure Schedules, the Exhibits referred to herein, and the documents delivered pursuant hereto contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent among the Parties.
9.3    Invalidity. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.
9.4    Specific Performance. Each of the Parties acknowledges and agrees that each of the other Parties would be damaged irreparably in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, in addition to any and all other remedies that may be available at law or in equity, the Parties agree that each of the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which such Party may be entitled pursuant hereto.
9.5    Amendment; Extension; Waiver. At any time prior to the Closing Date, each Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of any other Party contained

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herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties; provided, that Section 5.25 (Financing), Section 8.3(i) (Expenses; Termination Fee), Section 9.7 (Successors and Assigns; No Third Party Beneficiaries), Section 9.10 (Jurisdiction; Waiver of Jury Trial) and this Section 9.5 (collectively, the “Lender Provisions”), in each case to the extent the proposed amendment to any such Section is adverse to the Parent’s financing sources with respect to money borrowed (“Lenders”), may not be amended without the consent of such financing sources.
9.6    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic mail, by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to each other Party as follows:
If to the Company or the Seller, to:
c/o Century Equity Partners
100 Federal Street, 29th Floor
Boston, MA 02110
Attention: Frank Bazos and Stephen Marquardt
Email Address: fbazos@cepfunds.com and smarquardt@cepfunds.com with a copy (which copy shall not constitute notice) to:
Choate Hall & Stewart, LLP
2 International Place
Boston, MA 02110
Attention: Brian Lenihan and John Pitfield
Email Address: blenihan@choate.com and jpitfield@choate.com

If to the Parent, to:
Hooper Holmes, Inc.
560 N. Rogers Rd
Olathe, KS 66062
Attention: Chief Executive Officer
Email Address: legal@hooperholmes.com

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with a copy (which copy shall not constitute notice) to:
Spencer Fane LLP
1000 Walnut Street, Suite 1400
Kansas City, MO 64106
Attention: Pete Mirakian
Email Address: pmirakian@spencerfane.com

Such notice shall be deemed to be received when delivered if delivered personally, or the next Business Day after the date sent if sent next Business Day service by a United States national overnight delivery service, or three (3) Business Days after the date mailed if mailed by certified or registered mail, or upon receipt of confirmation of delivery if sent by facsimile. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required under this Agreement, the giving of such notice may be waived in writing by the Party entitled to receive such notice.
9.7    Successors and Assigns; No Third-Party Beneficiaries. The rights of a Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties; provided, however, that from and after the Closing the Parent may assign all of its rights under this Agreement to its Lenders (or any agents therefor) for collateral security purposes, which shall be deemed to include any further assignment or transfer that may occur due to a foreclosure or other remedy under such loan documents. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, except and as provided in ARTICLE VII any right, remedy or claim under or by reason of this Agreement. Notwithstanding the foregoing, the Lenders shall be intended third-party beneficiaries of Section 8.3(i) and such Lenders shall be entitled to enforce such provision and to avail themselves of the benefits of any remedy for any breach of such provision, all to the same extent as if such Persons were signatories to this Agreement.
9.8    Interpretation.
(a)    Titles and headings to articles, sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
(b)    For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement and the Disclosure Schedules in their entirety and not to any particular provision, unless otherwise stated, (iii) the term “including” shall mean “including, without limitation,” (iv) unless otherwise stated, the term “day” means a calendar day, and (v) references in this Agreement to dollar amount thresholds shall not, for purposes of this Agreement, be deemed to be evidence of materiality or a material adverse effect.

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9.9    Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.
9.10    Jurisdiction; Waiver of Jury Trial. The Parties hereby agree that any dispute or controversy arising out of or related to this Agreement or the transactions contemplated hereby shall be conducted only in federal and state courts located in Delaware. Each Party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in Delaware. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.10, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by Law. Notwithstanding the foregoing, each of the Parties hereto agrees that it will not bring or support any action, suit, claim or proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to any Debt Document or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, the United States District Court for the Southern District of New York (and appellate courts thereof).
9.11    Execution in Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including electronically-transmitted counterparts), each of which shall be considered an original instrument, but all of which shall be considered one (1) and the same agreement, and shall become binding when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the day and year first above written.
Hooper Holmes, Inc.

By: /s/ Henry E. Dubois
Name: Henry E. Dubois
Title: Chief Executive Officer and President

Piper Merger Corp.

By: /s/ Henry E. Dubois
Name: Henry E. Dubois
Title: Chief Executive Officer and President

Provant Health Solutions, LLC

By: /s/ Heather Provino
Name: Heather Provino
Title: Chief Executive Officer

Wellness Holdings, LLC

By: /s/ Heather Provino
Name: Heather Provino
Title: Manager

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